EXHIBIT 10.1

LEASE

between

MATANA LLC

Landlord,

and

dELiA*s, Inc.

Tenant.

50 West 23rd Street

part of 9th floor and the entire 10th floor

New York, New York 10010

as of August 14, 2006

i

7.7.	Time for Performance of Alterations.	23
7.8.	Removal of Alterations and Tenant’s Property.	23
7.9.	Contractors and Supervision.	23
7.10.	Landlord’s Expenses.	24
7.11.	Intentionally deleted.	24
7.12.	Air-Cooled Installations.	24

Article 8 REPAIRS		26
8.1.	Landlord’s Repairs.	26
8.2.	Tenant’s Repairs.	26
8.3.	Certain Limitations.	27
8.4.	Overtime.	28

Article 9 ACCESS; LANDLORD’S CHANGES		28
9.1.	Access.	28
9.2.	Landlord’s Obligation to Minimize Interference.	28
9.3.	Reserved Areas.	28
9.4.	Ducts, Pipes and Conduits.	29
9.5.	Keys.	29
9.6.	Landlord’s Changes.	29

Article 10 UNAVOIDABLE DELAYS AND INTERRUPTION OF SERVICE		30
10.1.	Unavoidable Delays.	30
10.2.	Interruption of Services.	30

Article 11 REQUIREMENTS		31
11.1.	Tenant’s Obligation to Comply with Requirements.	31
11.2.	Landlord’s Obligation to Comply with Requirements.	31
11.3.	Tenant’s Right to Contest Requirements.	31
11.4.	Certificate of Occupancy.	32

Article 12 QUIET ENJOYMENT		32
12.1.	Quiet Enjoyment.	32

Article 13 SUBORDINATION		33
13.1.	Subordination.	33
13.2.	Terms of Nondisturbance Agreements.	34
13.3.	Attornment.	35
13.4.	Amendments to this Lease.	36
13.5.	Tenant’s Estoppel Certificate.	36
13.6.	Landlord’s Estoppel Certificate.	37
13.7.	Intentionally Deleted.	37
13.8.	Zoning Lot Merger Agreement.	37
13.9.	Intentionally Deleted	38
13.10.	Intentionally Deleted.	38

Article 14 INSURANCE		38
14.1.	Tenant’s Insurance.	38
14.2.	Intentionally Deleted.	39
14.3.	Mutual Waiver of Subrogation.	39

14.4.	Evidence of Insurance.	40
14.5.	No Concurrent Insurance.	40
14.6.	Tenant’s Obligation to Comply with Landlord's Fire and Casualty Insurance.	40

Article 15 CASUALTY		40
15.1.	Notice.	40
15.2.	Landlord’s Restoration Obligations.	40
15.3.	Rent Abatement.	41
15.4.	Landlord’s Termination Right.	41
15.5.	Tenant’s Termination Right.	42
15.6.	Termination Rights at End of Term.	43
15.7.	No Other Termination Rights.	43

Article 16 CONDEMNATION		43
16.1.	Effect of Condemnation.	43
16.2.	Condemnation Award.	44
16.3.	Temporary Taking.	45

Article 17 ASSIGNMENT AND SUBLETTING		45
17.1.	General Limitations.	45
17.2.	Landlord’s Expenses.	47
17.3.	Recapture Procedure.	47
17.4.	Certain Transfer Rights.	50
17.5.	Transfer Taxes.	52
17.6.	Transfer Profit.	52
17.7.	Permitted Transfers.	53

Article 18 TENANT’S SIGNAGE.		55

Article 19 INTENTIONALLY DELETED.		55

Article 20 DEFAULT		55
20.1.	Events of Default.	55
20.2.	Termination.	56

Article 21 TENANT’S INSOLVENCY		56
21.1.	Assignments pursuant to the Bankruptcy Code.	56
21.2.	Replacement Lease.	57
21.3.	Insolvency Events.	58
21.4.	Effect of Stay.	59
21.5.	Rental for Bankruptcy Purposes.	60

Article 22 REMEDIES AND DAMAGES		60
22.1.	Certain Remedies.	60
22.2.	No Redemption.	61
22.3.	Calculation of Damages.	61

Article 23 LANDLORD’S EXPENSES AND LATE CHARGES		62
23.1.	Landlord’s Costs After Event of Default.	62
23.2.	Interest on Late Payments.	62

Article 24 SECURITY
24.1.	Security Deposit.	63
24.2.	Landlord’s Rights.
24.3.	Return of Security.
24.4.	Transfer of Letter of Credit.
24.5.	Renewal of Letter of Credit.

Article 25 END OF TERM		64
25.1.	End of Term.	64
25.2.	Holdover.	65

Article 26 NO WAIVER		65
26.1.	No Surrender.	65
26.2.	No Waiver by Landlord.	65
26.3.	No Waiver by Tenant.	66

Article 27 JURISDICTION		66
27.1.	Governing Law.	66
27.2.	Submission to Jurisdiction.	66
27.3.	Waiver of Trial by Jury.	67

Article 28 NOTICES		67
28.1.	Addresses; Manner of Delivery.	67

Article 29 BROKERAGE		68
29.1.	Broker.	68

Article 30 INDEMNITY		69
30.1.	Tenant’s Indemnification of the Landlord Indemnitees.	69
30.2.	Landlord’s Indemnification of the Tenant Indemnitees.	70
30.3.	Indemnification Procedure.	70

Article 31 LANDLORD’S CONSENTS; ARBITRATION		72
31.1.	Certain Limitations.	72
31.2.	Expedited Arbitration.	72

Article 32 ADDITIONAL PROVISIONS		73
32.1.	Tenant’s Property Delivered to Building Employees.	73
32.2.	Not Binding Until Execution.	73
32.3.	No Third Party Beneficiaries.	73
32.4.	Extent of Landlord’s Liability.	73
32.5.	Survival.	74
32.6.	Recording.	74
32.7.	Entire Agreement.	74
32.8.	Exhibits.	74
32.9.	Gender; Plural.	74
32.10.	Divisibility.	75
32.11.	Vault Space.	75
32.12.	Adjacent Excavation.	75
32.13.	Captions.	75
32.14.	Parties Bound.	75
32.15.	Authority.	75
32.16.	Rent Control.	76
32.17.	Tenant’s Advertising.	76

THIS LEASE, dated as of the      day of August, 2006, by and between Matana LLC, a Delaware limited liability company, having an address 530 Fifth Avenue, 18th Floor, New York, New York 10036 as Landlord and dELiA*s, Inc. a Delaware corporation, having an address at 50 West 23rd Street, New York, New York 10010, as tenant (the Person that holds the interest of the landlord hereunder at any particular time being referred to herein as “Landlord”; subject to Section 17.1(F) hereof, the Person that holds the interest of the tenant hereunder at any particular time being referred to herein as “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord wishes to demise and let unto Tenant, and Tenant wishes to hire and take from Landlord, on the terms and subject to the conditions set forth herein, the premises as shown on Exhibit “A” attached hereto and made a part hereof, comprising approximately 21,570 rentable square feet in a portion of the ninth (9th) floor and approximately 30,650 rentable square feet in the entire tenth (10th) floor of the building that is known by the street address of 50 West 23rd Street, New York, New York 10010 (such premises being referred to herein as the “Premises”; such building being referred to herein as the “Building”; the Building, together with the plot of land on which the Building is constructed, being collectively referred to herein as the “Real Property”).

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, Landlord and Tenant hereby agree as follows:

Article 1

DEMISE, TERM, FIXED RENT

1.1. Demise.

Subject to the terms hereof, Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Premises for the term to commence on the Commencement Date (capitalized terms hereinafter defined) and to end on the last day of the calendar month during which occurs the day immediately preceding the date that is ten (10) years after the Rent Commencement Date (the “Fixed Expiration Date”; the Fixed Expiration Date, or such earlier date that the term of this Lease terminates pursuant to the terms hereof or pursuant to law, being referred to herein as the “Expiration Date”; the term commencing on the Commencement Date and ending on the Expiration Date being referred to herein as the “Term”).

1.2. Commencement Date.

(A) The term of this Lease shall commence on the later of (i) September 1, 2007 or (ii) the date that Landlord delivers vacant and exclusive possession of the Premises to Tenant with Landlord’s Work substantially complete (the later of September 1, 2007 or such date that Landlord delivers vacant and exclusive possession of the Premises with Landlord’s Work substantially complete to Tenant being referred to herein as the “Commencement Date”).

Landlord shall deliver written notice (“Landlord’s Delivery Notice”) to Tenant advising Tenant of the date Landlord intends to deliver physical possession of the Premises with Landlord’s Work substantially complete. In no event shall Landlord’s Delivery Notice be sent less than five (5) business days prior to the date Landlord intends to deliver physical possession of the Premises to Tenant with Landlord’s Work substantially complete. If the Commencement Date does not occur on or before November 1, 2006, Tenant shall be entitled to an abatement of Fixed Annual Rent and Additional Rent equal to two (2) days of Fixed Annual Rent for each day that Delivery of Possession is delayed after November 1, 2006, provided that such delay is not due to the acts or omissions of Tenant or Unavoidable Delays (hereinafter defined). If the Commencement Date does not occur on or before March 31, 2007, then, Landlord shall indemnify Tenant for the damages incurred by Tenant in connection with holding over beyond the expiration of the term of the Tenant’s current lease. Tenant represents that the expiration date of it’s existing lease is March 31, 2007. Nothing contained in this Section 1.2 shall give Tenant the right to terminate this Lease for Landlord’s failure to timely deliver possession of the Premises.

(B) Landlord shall cause Landlord’s Work to be Substantially Completed (hereinafter defined) on or prior to the Commencement Date.

(C) The term “Rental” shall mean, collectively, the Fixed Rent, the Escalation Rent and the Additional Rent payable by Tenant to Landlord hereunder.

1.3. Fixed Rent.

Effective as of the Commencement Date, the Fixed Rent shall be payable per annum as follows:

a.	The Fixed Rent for the period from the Rent Commencement Date through the day preceding the first (1st) anniversary of the Rent Commencement Date shall be at the rate of $1,671,040.00 per annum and shall be payable by Tenant in equal monthly installments of $139,253.33 each, in advance on the Commencement Date and on the first day of each calendar month thereafter.

b.	The Fixed Rent for the period from the first (1st) anniversary of the Rent Commencement Date through the day preceding the second (2nd) anniversary of the Rent Commencement Date shall be at the rate of $1,712,816.00 per annum and shall be payable by Tenant in equal monthly installments of $142,734.66 each, in advance on the first day of each calendar month.

c.	The Fixed Rent for the period from second (2nd) anniversary of the Rent Commencement Date through the day preceding the third (3rd) anniversary of the Rent Commencement Date shall be at the rate of $1,755,636.40 per annum and shall be payable by Tenant in equal monthly installments of $146,303.03 each, in advance on the first day of each calendar month.

d.	The Fixed Rent for the period from the third (3rd) anniversary of the Rent Commencement Date through the day preceding the fourth (4th) anniversary of the Rent Commencement Date shall be at the rate of $1,799,527.30 per annum and shall be payable by Tenant in equal monthly installments of $149,960.60 each, in advance on the first day of each calendar month.

e.	The Fixed Rent for the period from the fourth (4th) anniversary of the Rent Commencement Date through the day preceding the fifth (5th) anniversary of the Rent Commencement Date shall be at the rate of $1,844,515.40 per annum and shall be payable by Tenant in equal monthly installments of $153,709.61 each, in advance on the first day of each calendar month.

f.	The Fixed Rent for the period from the fifth (5th) anniversary of the Rent Commencement Date through the day preceding the sixth (6th) anniversary of the Rent Commencement Date shall be at the rate of $1,995,068.20 per annum and shall be payable by Tenant in equal monthly installments of $166,255.68 each, in advance on the first day of each calendar month.

g.	The Fixed Rent for the period from the sixth (6th) anniversary of the Rent Commencement Date through the day preceding the seventh (7th) anniversary of the Rent Commencement Date shall be at the rate of $2,044,944.90 per annum and shall be payable by Tenant in equal monthly installments of $170,412.07 each, in advance on the first day of each calendar month.

h.	The Fixed Rent for the period from the seventh (7th) anniversary of the Rent Commencement Date through the day preceding the eighth (8th) anniversary of the Rent Commencement Date shall be at the rate of $2,096,068.50 per annum and shall be payable by Tenant in equal monthly installments of $174,672.37 each, in advance on the first day of each calendar month.

i.	The Fixed Rent for the period from the eighth (8th) anniversary of the Rent Commencement Date through the date preceding the ninth (9th) anniversary of the Rent Commencement Date shall be at the rate of $2,148,471.20 per annum and shall be payable by Tenant in equal monthly installments of $179,039.26 each, in advance on the first day of each calendar month.

j.	The Fixed Rent for the period from the ninth (9th) anniversary of the Rent Commencement Date through the day preceding the

Expiration Date shall be at the rate of $2,202,181.90 per annum and shall be payable by Tenant in equal monthly installments of $183,515.15 each, in advance on the first day of each calendar month.

1.4. Payments of Fixed Rent

(A) Tenant shall pay the Fixed Rent and additional rent in lawful money of the United States of America that is legal tender in payment of all debts and dues, public and private, at the time of payment, in equal monthly installments, in advance, on the first (1st) day of each calendar month during the Term commencing on the Commencement Date, at the office of Landlord or such other place as Landlord may designate from time to time on the first (1st) day of each month, without any set-off, offset, abatement or deduction whatsoever other than as specifically set forth elsewhere herein.

(B) Intentionally Deleted.

(C) If the Commencement Date is not the first (1st) day of a calendar month, then (x) the Fixed Rent due hereunder for the calendar month during which the Commencement Date occurs shall be adjusted appropriately based on the number of days in such calendar month, and (y) subject to Section 1.4(D) hereof, Tenant shall pay to Landlord such amount (adjusted as aforesaid for such calendar month) on the Commencement Date. If the Expiration Date is not the last day of a calendar month, then the Fixed Rent due hereunder for the calendar month during which the Expiration Date occurs shall be adjusted appropriately based on the number of days in such calendar month.

(D) Tenant shall pay to Landlord on the date hereof an amount equal to one month’s Fixed Rent ($139,253.33), which Landlord shall apply to the Fixed Rent that first comes due hereunder from and after the Commencement Date until such amount is exhausted.

(E) Rent Commencement Date. Notwithstanding anything contained herein to the contrary, provided that Tenant is not in default under this Lease, Tenant shall have no obligation to pay Fixed Rent for a period of six (6) months commencing on the Commencement Date (the “Concession Period”) and Tenant shall commence to pay Fixed Rent on the first day following the last day of the Concession Period (the “Rent Commencement Date”); however, Tenant shall be obligated to pay for all items of Additional Rent due hereunder during the Concession Period, including but not limited to utilities and Taxes. The Fixed Rent otherwise payable during the Concession Period shall become immediately due and payable to Landlord upon the occurrence of a default, beyond the expiration of notice and cure periods, hereunder within the first twenty-four (24) months of the term.

1.5. Certain Definitions.

(A) The term “Affiliate” shall mean a Person that (1) Controls, (2) is under the Control of, or (3) is under common Control with, the Person in question.

(B) The term “Applicable Rate” shall mean, at any particular time, the lesser of (x) four hundred (400) basis points above the Base Rate at such time, and (y) the maximum rate permitted by applicable law at such time.

(C) The term “Base Rate” shall mean the rate of interest announced publicly from time to time by Citibank, N.A., or its successor, as its “prime lending rate” (or such other term as may be used by Citibank, N.A. (or its successor), from time to time, for the rate presently referred to as its “prime lending rate”).

(D) The term “Business Days” shall mean all days, excluding Saturdays, Sundays and Holidays.

(E) The term “Consumer Price Index” shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, All Items (1982-84 = 100), seasonally adjusted, for the most specific area that includes the location of the Building, or any successor index thereto. If the Consumer Price Index is converted to a different standard reference base or otherwise revised, then the determination of adjustments provided for herein shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau does not publish such conversion factor, formula or table, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc. or any other nationally recognized publisher of similar statistical information. If the Consumer Price Index ceases to be published, and there is no successor thereto, then Landlord and Tenant shall use diligent efforts, in good faith, to agree upon a substitute index for the Consumer Price Index. Either party shall have the right to submit the issue of the designation of such substitute index to an Expedited Arbitration Proceeding.

(F) The term “Control” shall mean direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation or other majority equity interest if not a corporation and the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or by contract.

(G) The term “Holidays” shall mean all days observed as legal holidays by either (x) the State of New York, or (y) the United States of America.

(H) The term “Initial Tenant Requirement” shall mean the requirement that Tenant is the Person that executed and delivered this Lease initially as the tenant hereunder or a Person that succeeds to such Person pursuant to the terms of Section 17.7 hereof.

(I) The term “Hazardous Substances” shall mean, collectively, (a) asbestos and polychlorinated biphenyls and (b) hazardous or toxic materials, wastes and substances which are defined, determined and identified as such pursuant to any law.

(J) The term “Person” shall mean any natural person or persons or any legal form of association, including, without limitation, a partnership, a limited partnership, a corporation, and a limited liability company.

Article 2

TAXES

2.1. Tax Definitions.

(A) The term “Assessed Valuation” shall mean the amount for which the Real Property is assessed pursuant to applicable provisions of the New York City Charter and of the Administrative Code of The City of New York, in either case for the purpose of calculating all or any portion of the Taxes.

(B) The term “Base Taxes” shall mean the quotient obtained by dividing (i) the Taxes for the Base Tax Period, by (ii) the number of Tax Years in the Base Tax Period.

(C) The term “Base Tax Period” shall mean the period July 1, 2006 through June 30, 2007.

(D) The term “Excluded Amounts” shall mean (w) any taxes imposed on Landlord’s income, (x) franchise, estate or inheritance taxes imposed on Landlord, and (y) any other similar taxes imposed on Landlord.

(E) The term “Taxes” shall mean the aggregate amount of real estate taxes and any general or special assessments that in each case are imposed upon the Real Property, adjusted after protest or litigation, if any, without taking into account (a) any discount that Landlord receives by virtue of any early payment of Taxes, (b) any penalties or interest that the applicable Governmental Authority imposes for the late payment of such real estate taxes or assessments, (c) any Excluded Amounts, or (d) any exemption or deferral of Taxes to which the Real Property is entitled under any program that a Governmental Authority adopts to promote the improvement or redevelopment of real property solely to the extent that such program requires Landlord to allocate the benefit of such exemption or deferral to another tenant in the Building; provided, however, that if, because of any change in the taxation of real estate, any other tax or assessment, however denominated (including, without limitation, any franchise, income, profit, sales, use, occupancy, gross receipts or rental tax), is imposed upon the Real Property, the owner thereof, or the occupancy, rents or income derived therefrom, in substitution for any of the Taxes, then such other tax or assessment to the extent substituted shall be included in Taxes for purposes hereof (assuming that the Real Property is Landlord’s sole asset and the income therefrom is Landlord’s sole income). Taxes shall include, without limitation, (i) assessments made upon or with respect to any “air” and “development” rights now or hereafter appurtenant to or affecting the Real Property, (ii) any fee, tax or charge imposed by any Governmental Authority for any vaults or vault spaces that in either case are appurtenant to the Real Property, and (iii) any taxes or assessments levied after the date of this Lease, in whole or in part, for public benefits to the Real Property, including, without limitation, any business improvement district taxes and assessments. If any such real estate taxes or assessments are payable in installments without interest, premium or penalty, then Landlord shall include in Taxes for any particular Tax Year only the installment of such real estate taxes or assessments that the applicable Governmental Authority requires Landlord to pay (and that Landlord actually pays) during such Tax Year.

(F) The term “Tax Payment” shall mean, with respect to any Tax Year, the product obtained by multiplying (i) the excess of (A) Taxes for such Tax Year, over (B) the Base Taxes, by (ii) Tenant’s Tax Share (it being understood that the Tax Payment shall be due with respect to each Tax Year following the first Tax Year in the Base Tax Period).

(G) The term “Tax Statement” shall mean a statement that shows the Tax Payment for a particular Tax Year.

(H) The term “Tax Year” shall mean the first period from July 1 through June 30 (or such other period as hereinafter may be duly adopted by the Governmental Authority then imposing Taxes as its fiscal year for real estate tax purposes) in the Base Tax Period and each subsequent period from July 1 through June 30 (or such other period as hereinafter may be duly adopted by the Governmental Authority then imposing Taxes as its fiscal year for real estate tax purposes).

(I) The term “Tenant’s Tax Share” shall mean 15.352%, that number being the quotient (expressed as a percentage) that is obtained by dividing (x) the number of square feet of Rentable Area in the Premises (52,220 sq. ft.), by (y) the number of square feet of Rentable Area in the Building (340,000 sq. ft.).

2.2. Tax Payment.

(A) Subject to the provisions of this Section 2.2, Tenant shall pay to Landlord, as additional rent, the Tax Payment.

(B) Subject to the provisions of this Section 2.2, Tenant shall pay to Landlord the Tax Payment for a particular Tax Year on or prior to the thirtieth (30th) day before the date that the applicable Governmental Authority obligates Landlord to make the corresponding payment of Taxes for such Tax Year. If the applicable Governmental Authority requires Landlord to pay the Taxes for a Tax Year in more than one (1) installment, then Tenant shall pay the Tax Payment to Landlord for such Tax Year in a corresponding number of installments. Notwithstanding anything to the contrary contained herein, Tenant shall not be required to make a Tax Payment to Landlord (or to pay an installment thereof to Landlord) earlier than the twentieth (20th) day after the date that Landlord gives Tenant a Tax Statement therefor. If Tenant’s obligation to make the Tax Payment hereunder commences on a date that is not the date that the applicable Governmental Authority requires Landlord to make a corresponding payment of Taxes, then Tenant shall pay to Landlord, on such date that Tenant’s obligation to make the Tax Payment hereunder commences, the installment of the Tax Payment due hereunder for the corresponding period, which installment shall be apportioned appropriately.

(C) If the Commencement Date occurs later than the first (1st) day of the Tax Year that immediately succeeds the first Tax Year of the Base Tax Period, then the Tax Payment for the Tax Year during which the Commencement Date occurs shall be an amount equal to the product obtained by multiplying (X) the Tax Payment that would have been due hereunder if the Commencement Date was the first (1st) day of such Tax Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the Commencement Date and ending on the last day of such Tax Year, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Tax Year includes the month of February in a leap year).

(D) If the Expiration Date is not the last day of a Tax Year, then the Tax Payment for the Tax Year during which the Expiration Date occurs shall be an amount equal to the product obtained by multiplying (X) the Tax Payment that would have been due hereunder if the Expiration Date was the last day of such Tax Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the first (1st) day of such Tax Year and ending on the Expiration Date, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Tax Year includes the month of February in a leap year).

(E) The Tax Payment shall be computed initially on the basis of the Assessed Valuation in effect on the date that Landlord gives the applicable Tax Statement to Tenant (as the Taxes may have been settled or finally adjudicated prior to such time) regardless of any then pending application, proceeding or appeal to reduce the Assessed Valuation, but shall be subject to subsequent adjustment as provided in Section 2.3 hereof.

(F) Tenant shall pay the Tax Payment regardless of whether Tenant is exempt, in whole or part, from the payment of any Taxes by reason of Tenant’s diplomatic status or otherwise.

(G) If Taxes are required to be paid on any date or dates other than as presently required by the Governmental Authority imposing Taxes, then the due date of the installments of the Tax Payment shall be adjusted so that each such installment is due from Tenant to Landlord thirty (30) days prior to the date that the corresponding payment is due to the Governmental Authority.

(H) Landlord’s failure to give to Tenant a Tax Statement for any Tax Year shall not impair Landlord’s right to give to Tenant a Tax Statement for any other Tax Year provided that any such Tax Statement is received by Tenant no later than forty-eight (48) months following the expiration of any such respective Tax Year.

(I) Landlord shall give to Tenant a copy of the relevant tax bill for each Tax Year (to the extent that the applicable Governmental Authority has issued such tax bill to Landlord) together with the Tax Statement and if not then available, promptly after Tenant’s request therefor from time to time.

2.3. Tax Reduction Proceedings.

(A) Landlord (and not Tenant) shall be eligible to institute proceedings to reduce the Assessed Valuation.

(B) If, after a Tax Statement has been sent to Tenant, an Assessed Valuation that Landlord used to compute the Tax Payment for a Tax Year is reduced, and, as a result thereof, a refund of Taxes is actually received by, or credited to, Landlord, then Landlord, promptly after Landlord’s receipt of such refund (or such refund is credited to Landlord, as the case may be), shall send to Tenant a Tax Statement adjusting the Taxes for such Tax Year and setting forth, based on such adjustment, the portion of such refund for which Tenant is entitled a credit as set forth in this Section 2.3(B). Landlord shall credit the portion of such refund to which Tenant is entitled against the Rental thereafter coming due hereunder. The portion of such refund to which Tenant is entitled shall be limited to the portion of the Taxes, if any, that Tenant had theretofore paid to Landlord on account of the Tax Payment for the Tax Year to which the refund is applicable on the basis of the Assessed Valuation before it had been reduced. The Tax Payment paid by Tenant for such Tax Year (after taking into account such refund) shall be an amount equal to the Tax Payment that Tenant would have paid hereunder if the Assessed Valuation used in computing Taxes for such Tax Year had reflected initially the aforesaid reduction thereof that yielded such refund. If (x) Tenant is entitled to a credit against Rental pursuant to this Section 2.3(B), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date). If (i) Landlord receives such refund (or a credit therefor) after the Expiration Date, and (ii) Tenant is entitled to a portion thereof as contemplated by this Section 2.3(B), then Landlord shall pay to Tenant an amount equal to Tenant’s share of such refund (or such credit) within thirty (30) days after the date that such refund is paid to Landlord (or such refund is credited to Landlord, as the case may be) (and Landlord’s obligation to make such payment shall survive the Expiration Date).

(C) If the Assessed Valuation for a Tax Year in the Base Tax Period is reduced at any time after the date that Landlord gives a Tax Statement to Tenant for a Tax Year, then Landlord shall not have the right to give to Tenant a revised Tax Statement that recalculates the Tax Payment for a Tax Year.

Article 3

USE

3.1. Permitted Use.

Subject to Section 3.2 hereof, Tenant shall use the Premises, and Tenant shall cause any other Person claiming by, through or under Tenant to use the Premises, in either case as general and executive offices and for uses reasonably incidental to its business, including without limitation, web design, IT, photo studio and model calls.

3.2. Limitations.

Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used:

(1) for the conduct of retail trade;

(2) by any Governmental Authority or any other Person having sovereign or diplomatic immunity;

(3) for the sale, storage, preparation, service or consumption of food or beverages in any manner whatsoever (except that Tenant has the right to store, prepare, and serve food and beverages, by any reasonable means (including, without limitation, by means of customary vending machines), for consumption by Tenant’s officers, employees and business guests in the Premises); or

(4) as an employment agency, executive search firm or similar enterprise, labor union, school, or vocational training center (except for the training of employees of Tenant who are employed at the Premises and except for models engaged by Tenant for its business).

(5) Anything contained herein to the contrary notwithstanding, Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used, (i) for the business of photographic, multilith or multigraph reproductions or offset printing (except for a photo studio in connection with Tenant’s use), (ii) as a physician’s or dentist’s office or for the rendition of any other diagnostic or therapeutic services, dance or music studio, school, (iii) for a public stenographer or typist, (iv) for a telephone or telegraph agency, telephone or secretarial service for the public at large, (v) for a messenger service for the public at large, (vi) gambling or gaming activities, obscene or pornographic purposes or any sort of commercial sex establishment, (vii) for the possession, storage, manufacture or sale of alcohol, drugs or narcotics, (viii) for the offices or business of any federal, state or municipal agency or any agency of any foreign government or (ix) for a security or guard service. The provisions of this Article shall be binding upon Tenant’s successors, assigns, subtenants and licensees and shall not be waived by any consent to an assignment or subletting or otherwise except by written instrument expressly referring to this Article.

3.3. Rules.

Subject to the terms of this Section 3.3, Tenant shall comply with, and Tenant shall cause any other Person claiming by, through or under Tenant to comply with, the rules set forth in Exhibit “3.3” attached hereto and made a part hereof, and other rules that Landlord hereafter adopts from time to time on reasonable advance notice to Tenant, including, without limitation, rules that govern the performance of Alterations (such rules that are attached hereto, and such other rules, being collectively referred to herein as the “Rules“). Tenant shall have the right to institute an Expedited Arbitration Proceeding to determine the reasonableness of any additional Rule hereafter adopted by Landlord only by giving notice thereof to Landlord within thirty (30) days after the date that Landlord gives Tenant notice of Landlord’s adoption of any such additional Rule (it being understood that Tenant shall not have any other right to dispute the reasonableness of any such additional Rule hereafter adopted by Landlord). Nothing contained in this Lease shall be construed to impose upon Landlord any obligation to enforce the Rules or the terms of any other lease against any other tenant, and Landlord shall not be liable to Tenant for violation thereof by any other tenant. Landlord shall not enforce any Rule against Tenant that Landlord is not then enforcing against all other office tenants in the Building. If a conflict or inconsistency exists between the Rules and the provisions of the remaining portion of this Lease, then the provisions of the remaining portion of this Lease shall control.

3.4. Promotional Displays.

Tenant shall not have the right to use any window in the Premises for any sign or other display that is designed for advertising or promotion.

Article 4

SERVICES

4.1. Certain Definitions.

(A) The term “Building Hours” shall mean the period from 8:00 AM to 6:00 PM on Business Days and the period from 9:00 AM to 1:00 PM on Saturdays that are not Holidays. Tenant shall have access to the Building 24 hours a day, seven days a week.

(B) The term “Building Systems” shall mean the service systems of the Building, including, without limitation, the mechanical, gas, steam, electrical, sanitary, heating, ventilation, air conditioning, elevator, plumbing, and life-safety systems of the Building (it being understood that the Building Systems shall not include any systems that Tenant installs in the Premises as an Alteration).

(C) The term “HVAC” shall mean heat, ventilation and air-conditioning.

(D) The term “A/C System” shall mean the HVAC system currently installed in the Premises consisting of the 50 ton unit on the 9th floor portion of the Premises and one 20 ton and one 50 ton unit on the 10th floor of the Premises.

(E) The term “Overtime Periods” shall mean any times that do not constitute Building Hours; provided, however, that the Overtime Periods for the freight elevator shall also include the lunch period of the personnel who operate the freight elevator or the related loading facility and the Building Hours that occur on Saturdays.

4.2. Elevator Service.

(A) Subject to the terms of Article 10 hereof and this Section 4.2, Landlord shall provide Tenant with passenger elevator service for the Premises using the Building Systems therefor. Tenant’s use of the passenger elevators shall be in common with other occupants of the Building. Tenant shall have the use of the passenger elevators that service the Premises at all times, except that Landlord, during Overtime Periods, shall have the right to limit reasonably the passenger elevators that Landlord makes available to service the Premises (provided that there is available to Tenant on a non-exclusive basis at all times at least two (2) passenger elevators that services the Premises). Tenant shall use the passenger elevators only for purposes of transporting persons to and from the Premises and such service shall be subject to Unavoidable Delays, ordinary repair and upgrade work to the elevator systems. Landlord represents that the passenger and freight elevators servicing the Premises shall be in good working order as of the Commencement Date, subject to normal repair and maintenance requirements as of the date thereof which shall not delay the Commencement Date.

(B) Subject to the terms of Article 10 hereof and this Section 4.2, Landlord shall provide Tenant with freight elevator service for the Premises using the Building Systems therefor. Tenant’s use of the freight elevator shall be in common with other occupants of the Building. Landlord shall have the right to prescribe reasonable rules from time to time regarding the rights of the occupants in the Building (including, without limitation, Tenant) to use the freight elevator (governing, for example, the responsibility of occupants of the Building to reserve freight elevator use in advance, particularly for Overtime Periods). Tenant shall use the freight elevator in accordance with applicable Requirements. If Tenant uses the freight elevator during Overtime Periods, then Tenant shall pay to Landlord, as additional rent, the sum of one hundred and thirty-five ($135) dollars an hour, within thirty (30) days after Landlord’s giving to Tenant an invoice therefor. Landlord shall have the right to charge Tenant for a particular minimum number of hours of usage of the freight elevator during Overtime Periods to the extent that the applicable union contract or service contract requires Landlord to engage the necessary personnel (including, without limitation, a freight elevator operator and loading dock attendant) for such minimum number of overtime hours. If (x) Tenant requests Landlord to provide Tenant with freight elevator service during Overtime Periods as provided in this Section 4.2(B), and (y) another tenant in the Building also uses, or other tenants in the Building also use, the applicable freight elevator during such Overtime Period, then Landlord shall allocate equitably the charges described in this Section 4.2(B) among Tenant and such other tenant or tenants.

4.3. Heat, Ventilation and Air-Conditioning.

(A) Landlord shall deliver the Premises to Tenant with an air conditioning system (the “A/C System”) which shall be in good working order at the time of delivery of possession (subject to an inspection to be conducted by Landlord and Tenant at the time of delivery of possession). Tenant agrees and acknowledges that it has inspected the A/C System and that same is adequate, satisfactory and sufficient to Tenant’s needs with regard to its intended use and operation of the Premises. Landlord shall not be required to make any installations in the Premises to distribute A/C within the Premises. Landlord shall not be required to conduct ordinary repairs or maintain the A/C System during the term but shall be required to conduct major repairs to the A/C System or replace same as the case may be in Landlord’s sole discretion. From and after the Commencement Date, Tenant shall at its sole cost and expense be responsible for the ordinary repair, maintenance and operation of any such units and any additions thereto. Within ten (10) days of the Commencement Date, Tenant shall enter into a written air-conditioning service contract for the units with a vendor acceptable to Landlord who shall pursuant to such service contract regularly service and maintain said units at Tenant’s sole cost and expense. Tenant shall on demand deliver a copy of said service contract to Landlord. Said service contract shall be renewed annually during the entire Lease term by Tenant at its sole cost and expense. Tenant may operate the units on a twenty four (24) hour basis, seven days each week and the electricity consumed therefor shall be measured and paid for by Tenant pursuant to the terms and conditions of said Article 5.

(B) Landlord shall provide A/C service during Building Hours from May, 1 through October 15. Landlord shall provide condenser water during Building Hours and shall provide condenser water for Tenant’s A/C System during Overtime Periods (but in no event shall Tenant be charged for condenser water during Building Hours or required to pay a tap-in fee in connection therewith) if Tenant so advises Landlord not later than 2:00 PM of the Business Day immediately preceding the day on which Tenant requires heat during Overtime Periods. If Landlord so provides condenser water to the Premises during Overtime Periods (as so requested by Tenant), then Tenant shall pay to Landlord, as additional rent, an amount calculated at the hourly rate of $50 per hour per unit (which amount shall be increased on each anniversary of the Commencement Date to reflect the percentage increase, if any, in the Consumer Price Index from the Consumer Price Index that is in effect on Commencement Date), within thirty (30)

days after Landlord gives to Tenant an invoice therefor. Landlord shall have the right to charge Tenant for a particular minimum number of hours of usage of the condenser water during Overtime Periods to the extent that the applicable union contract or service contract requires Landlord to engage the necessary personnel (including, without limitation, a building engineer) for such minimum number of overtime hours.

(C) Landlord shall provide heat for Tenant’s benefit during Building Hours and during Overtime Periods if Tenant so advises Landlord not later than 2:00 PM of the Business Day immediately preceding the day on which Tenant requires heat during Overtime Periods (but in no event shall Tenant be required to pay for heat during Building Hours). If Landlord so provides heat to the Premises during Overtime Periods (as so requested by Tenant), then Tenant shall pay to Landlord, as additional rent, an amount calculated at the hourly rate of $250.00 which amount shall be increased on each anniversary of the Commencement Date to reflect the percentage increase, if any, in the Consumer Price Index from the Consumer Price Index that is in effect on Commencement Date), within thirty (30) days after Landlord gives to Tenant an invoice therefor. If (x) Landlord so provides heat to the Premises during an Overtime Period (as so requested by Tenant), and (y) another tenant requests or other tenants request heat during the same Overtime Period, then Landlord shall reduce equitably Landlord’s aforesaid charge to Tenant for heating such Overtime Period to reflect such other tenant’s use, or such other tenants’ use, of heat during such Overtime Period. Landlord shall have the right to charge Tenant for a particular minimum number of hours of usage of the heat during Overtime Periods to the extent that the applicable union contract or service contract requires Landlord to engage the necessary personnel (including, without limitation, a building engineer) for such minimum number of overtime hours.

4.4. Supplemental A/C System. Subject to Tenant’s compliance with Tenant’s Alterations requirements as set forth in Article 7 hereof, Tenant shall have the right to install a supplemental air conditioning unit at its sole cost and expense, which shall include all of the costs of installation, repair and maintenance thereof, including all costs and expenses in connection with roof penetrations, donage and noise attenuation, in the set back portion of the roof of the 8th Floor (“Supplemental A/C Unit), provided the Supplemental A/C Unit is installed (i) below the window line of the ninth (9th) floor of the Building and (ii) below the parapet wall line of the roof set back. In addition to the Supplemental A/C Unit and subject to Tenant’s compliance with Tenant’s Alterations requirements as set forth in Article 7 hereof, Tenant shall have the right to install additional proprietary air conditioning units and/or air handling equipment wholly within the Premises, and draw additional power, if available, or bring in additional power for Tenant’s own use, provided same is in compliance with Article 5 hereof. Tenant will have access to the building’s condenser/chilled water system for the Supplemental A/C Unit and for additional cooling needs and shall pay Landlord for the use of said condenser chilled water during Overtime Periods at the hourly rate of $50 per hour per unit, within thirty (30) days after Landlord gives to Tenant an invoice therefor (but in no event shall Tenant be charged for condenser water during Building Hours or be required to pay a tap-in fee in connection therewith).

4.5. Water. Landlord shall provide, through the Building Systems, cold water at one (1) connection point at the perimeter of the Premises only for ordinary drinking, pantry and cleaning purposes. Landlord shall not be required to make any installations in the Premises to distribute water within the Premises. Landlord shall not be required to repair or maintain during the Term any installations that exist wholly within the Premises on the Commencement Date that distribute water in the Premises. Nothing contained in this Section 4.5 limits the provisions of Article 10 hereof.

4.6. Directory.

Landlord shall make available for Tenant’s use, from and after the Commencement Date, five (5) listings on the lobby directory for the Building for purposes of listing the names of the executive personnel of Permitted Parties. Landlord shall modify such directory to add or delete names of the executive personnel of Permitted Parties promptly after Tenant’s request from time to time, except that Tenant shall not have the right to make any such request more frequently than once in any particular period of ninety (90) days. Tenant shall pay to Landlord, as additional rent, a reasonable charge for any such modifications requested by Tenant, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor (it being understood that Tenant shall not be required to pay such charge for Tenant’s initial listings on such directory). If Landlord replaces such directory with a computerized directory in the lobby of the Building, then Tenant shall be entitled to use such directory for purposes of listing the names of the executive personnel of Permitted Parties as provided in this Section 4.6.

4.7. No Other Services.

Landlord shall not be required to provide any services to support Tenant’s use and occupancy of the Premises, except to the extent expressly set forth herein.

4.8. Labor Harmony.

If (i) Tenant employs, or permits the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, (ii) such employment interferes or causes any conflict with other contractors, mechanics or laborers engaged in the maintenance, repair, management or operation of the Building or any adjacent property owned or managed by Landlord, and (iii) Landlord gives Tenant notice thereof (which notice may be given verbally to the person employed by Tenant with whom Landlord’s representative ordinarily discusses matters relating to the Premises), then Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately and shall take such other action as may be reasonably necessary to resolve such conflict.

Article 5

ELECTRICITY

5.1. Capacity.

Tenant, during the Term, shall use electricity in the Premises only in such manner that complies with the requirements of the Utility Company. Tenant shall not permit the demand for electricity in the Premises to exceed the electrical capacity that serves the Premises on the Commencement Date (such electrical capacity being referred to herein as the “Base Electrical Capacity”). The Base Electrical Capacity shall be equal to six (6) watts per rentable square feet demand load exclusive of the Base Building HVAC System.

5.2. Electricity for the Building.

Landlord shall arrange with a utility company (hereinafter “Utility Company”) to provide electricity for the Building. Landlord shall not be liable to Tenant for any failure or defect in the supply or character of electricity furnished to the Building, except to the extent that such failure or defect results from Landlord’s gross negligence or willful misconduct. Landlord shall not be required to make any installations in the Premises to distribute electricity within the Premises. Landlord shall not be required to maintain or repair during the Term any installations that exist wholly within the Premises on the Commencement Date that distribute electricity within the Premises.

5.3. Payment of Electricity

Tenant shall obtain electricity for the Premises directly from the Utility Company. Tenant shall pay directly to the Utility Company the cost of such electricity. Tenant shall have the right to use the electrical facilities that then exist in the Building to obtain such direct electric service (without Landlord having any liability or obligation to Tenant in connection therewith). Nothing contained in this Section 5.4 shall permit Tenant to use electrical capacity in the Building that exceeds the Base Electrical Capacity. Tenant, at Tenant’s expense, shall make any additional installations that are required for Tenant to obtain electricity from the Utility Company.

5.4. Electric Service.

(A) Landlord shall not be obligated to furnish or supply electricity to the Premises and Tenant hereby acknowledges said fact.

(B) Intentionally Deleted.

(C) Landlord shall install a meter on the 10th floor to measure Tenant’s demand for and consumption of electricity in the Premises at Tenant’s sole cost and expense. Tenant shall repair and maintain, at its sole cost and expense, all necessary meters for the metering to the Utility Company, and any other equipment, in addition to said meters, that may be necessary in connection therewith. If, at any time during the Term, Tenant performs Alterations that require modifications to the aforesaid submeter or submeters that Landlord installs, or that require a supplemental submeter or supplemental submeters, then Tenant shall perform such modification, or the installation of such supplemental meter or submeters, at Tenant’s sole cost, as part of the applicable Alteration.

5.5. Submetering.

(A) Subject to the provisions of this Section 5.3, Landlord shall measure Tenant’s demand for and consumption of electricity in the Premises using a submeter that is, or submeters that are, installed and maintained by Landlord. Landlord shall pay the cost of installing such submeter or submeters. If, at any time during the Term, Tenant performs Alterations that require modifications to the aforesaid submeter or submeters that Landlord installs, or that require a supplemental submeter or supplemental submeters, then Tenant shall perform such modification, or the installation of such supplemental submeter or submeters, at Tenant’s cost, as part of the applicable Alteration.

(B) Tenant shall pay to Landlord, as additional rent, an amount (the “Electricity Additional Rent”) equal to one hundred seven (107%) percent of the sum of Landlord’s actual cost pursuant to the following formula:

(1) the product obtained by multiplying (x) the Average Cost per Peak Demand Kilowatt, by (y) the number of kilowatts that constituted the peak demand for electricity in the Premises for the applicable billing period, as registered on the submeter or submeters for the Premises, and

(2) the product obtained by multiplying (x) the Average Cost per Kilowatt Hour, by (y) the number of kilowatt hours of electricity used in the Premises for the applicable billing period, as registered on the submeter or submeters for the Premises.

(C) Landlord shall give Tenant an invoice for the Electricity Additional Rent from time to time (but no less frequently than quarter-annually). Tenant shall pay the Electricity Additional Rent to Landlord on or prior to the twenty (20th) day after the date that Landlord gives to Tenant each such invoice. Tenant shall not have the right to object to Landlord’s calculation of the Electricity Additional Rent unless Tenant gives Landlord notice of any such objection on or prior to the sixtieth (60th) day after the date that Landlord gives Tenant the applicable invoice for the Electricity Additional Rent. If Tenant gives Landlord a notice objecting to Landlord’s calculation of the Electricity Additional Rent, as aforesaid, then Tenant shall have the right to review Landlord’s submeter readings and Landlord’s calculation of the Electricity Additional Rent, at Landlord’s offices or, at Landlord’s option, at the offices of Landlord’s managing agent, in either case at reasonable times and on reasonable advance notice to Landlord. Either party shall have the right to submit a dispute regarding the Electricity Additional Rent to an Expedited Arbitration Proceeding.

(D) If Landlord is required by any Requirement to discontinue furnishing electricity to the Premises as contemplated hereby, then this Lease shall continue in full force and effect and shall be unaffected thereby, except that from and after the effective date of any such Requirement, (x) Landlord shall not be obligated to furnish electricity to the Premises, and (y) Tenant shall not be obligated to pay to Landlord the charges for electricity as described in this Article 5.

(E) If Landlord discontinues Landlord’s furnishing electricity to the Premises pursuant to a Requirement, then Tenant shall use Tenant’s diligent efforts to obtain electricity for the Premises directly from the Utility Company. Tenant shall pay directly to the Utility Company the cost of such electricity. Tenant shall have the right to use the electrical facilities that then exist in the Building to obtain such direct electric service (without Landlord having any liability or obligation to Tenant in connection therewith). Nothing contained in this Section 5.5 shall permit Tenant to use electrical capacity in the Building that exceeds the Base Electrical Capacity. Tenant, at Tenant’s expense, shall make any additional installations that are required for Tenant to obtain electricity from the Utility Company.

(F) Landlord shall not discontinue furnishing electricity to the Premises as contemplated by this Section 5.5 (to the extent permitted by applicable Requirements) until Tenant obtains electric service directly from the Utility Company.

Article 6

INITIAL CONDITION OF THE PREMISES

6.1. Condition of Premises.

Subject to Section 8.1 hereof and Section 6.2 hereof, (a) Tenant shall accept possession of the Premises in the condition that exists on the Commencement Date “as is,” and (b) Landlord shall have no obligation to perform any work or make any installations in order to prepare the Building or the Premises for Tenant’s occupancy. Except as expressly set forth herein, Landlord has made no representations or promises with respect to the Building, the Real Property or the Premises.

6.2. Landlord’s Work.

Notwithstanding anything to the contrary contained herein, Landlord shall perform, at Landlord’s expense, the work described on Exhibit “6.2” (attached hereto and made a part hereof) (such work being collectively referred to herein as “Landlord’s Work”). Landlord shall perform Landlord’s Work in accordance with all applicable Requirements. Landlord shall perform Landlord’s Work in a good and workmanlike manner using new equipment and materials. Landlord shall Substantially Complete portions of Landlord’s Work set forth in Part I of Exhibit 6.2 on or prior to the Commencement Date.

Article 7

ALTERATIONS

7.1. General.

(A) Except as otherwise provided in this Article 7, Tenant shall not make any Alterations without Landlord’s prior consent.

(B) The term “Alterations” shall mean alterations, installations, improvements, additions or other physical changes (other than decorations) in each case in or to the Premises that are made by or on behalf of Tenant or any other Person claiming by, through or under Tenant; provided, however, that Alterations shall not include Landlord’s Work.

(C) The term “Initial Alterations” shall mean the Alterations to prepare the Premises for Tenant’s initial occupancy.

(D) The term “Specialty Alterations” shall mean Alterations that (i) perforate a floor slab in the Premises, (ii) require the reinforcement of a floor slab in the Premises, (iii) consist of the installation of a raised flooring system, (iv) consist of the installation of a vault or other similar device or system that is intended to secure the Premises or a portion thereof in a manner that exceeds the level of security that a reasonable Person uses for ordinary office space, or (v) involve material plumbing connections (such as kitchens (but not a pantry) and executive bathrooms outside of the Building core).

(E) The term “Substantial Completion” or words of similar import shall mean that the applicable work has been substantially completed in accordance with the applicable plans and specifications, if any, it being agreed that (i) such work shall be deemed substantially complete notwithstanding the fact that minor or insubstantial details of construction or mechanical adjustment or decorative items remain to be performed, and (ii) with respect to work that is being performed in the Premises, such work shall be deemed substantially complete only if the incomplete elements thereof do not interfere materially with Tenant’s use and occupancy of the Premises for the conduct of business.

(F) The term “Tenant’s Property” shall mean Tenant’s personal property (other than fixtures), including, without limitation, Tenant’s movable fixtures, movable partitions, telephone equipment, furniture, furnishings and decorations.

7.2. Basic Alterations and Minor Alterations.

(A) Subject to the provisions of this Section 7.2, Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Alteration, provided that such Alteration (i) is not visible in any material respect, at street level, from the outside of the Building, (ii) does not affect adversely any part of the Building other than the Premises, (iii) does not require any alterations, installations, improvements, additions or other physical changes to be performed in or made to any portion of the Building other than the Premises, (iv) does not affect adversely the proper functioning of any Building System, (v) does not reduce the value or utility of the Building, (vi) does not affect the structure of the Building, (vii) does not impede Landlord’s access to Reserved Areas in any material respect, and (viii) does not violate or render invalid the certificate of occupancy for the Building or any part thereof (any Alteration that satisfies the requirements described in clauses (i) through (viii) above being referred to herein as a “Basic Alteration”).

(B) Tenant shall not be required to obtain Landlord’s prior consent to a particular Basic Alteration if the sum of (X) the “hard” construction cost of such Basic Alteration, and (Y) the “hard” construction cost of any other Basic Alterations performed during the immediately preceding period of twelve (12) months without Landlord’s consent as contemplated by this Section 7.2, does not exceed the Minor Alterations Threshold (any such Basic Alteration for which Landlord’s prior approval is not required being referred to herein as a “Minor Alteration”). The term “Minor Alterations Threshold” shall mean One Hundred Twenty Five Thousand ($125,000) Dollars, except that on each anniversary of the Commencement Date, the Minor Alterations Threshold shall be adjusted to reflect the percentage increase in the Consumer Price Index from the Consumer Price Index that is in effect on the Commencement Date. Nothing contained in this Section 7.2(B) limits Tenant’s liability to Landlord if (i) Tenant performs an Alteration without Landlord’s consent, and (ii) it is determined ultimately that such Alteration does not constitute a Minor Alteration. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to perform purely cosmetic and decorative work within the Premises (i.e., painting and carpeting) and such work shall not be included within the Minor Alterations Threshold.

(C) Nothing contained in this Section 7.2 limits the provisions of Section 7.11 hereof.

7.3. Approval Process.

(A) Tenant shall not perform any Alteration unless Tenant first gives to Landlord a notice thereof (an “Alterations Notice”) that (i) refers specifically to this Section 7.3, (ii) includes six (6) copies of the plans and specifications for the proposed Alteration (including, without limitation, layout, architectural, mechanical and structural drawings, to the extent applicable) in CADD format that contain sufficient detail for Landlord and Landlord’s consultants to reasonably assess the proposed Alteration, (iii) indicates whether Tenant considers the proposed Alterations to constitute a Basic Alteration, (iv) indicates whether Tenant considers the proposed Alteration to constitute a Minor Alteration and whether Tenant intends to perform the proposed Alteration without Landlord’s consent as contemplated by this Article 7, and (v) includes with such notice a bona fide estimate issued by a reputable and independent construction company of the “hard” construction cost of performing the proposed Alteration (if Tenant considers the proposed Alteration to constitute a Minor Alteration and plans to perform such Alteration without Landlord’s consent).

(B) Landlord shall have the right to object to a proposed Alteration requiring Landlord’s consent only by giving written notice thereof to Tenant, and setting forth in such notice a statement in reasonable detail of the grounds for Landlord’s objections, which notice shall be given to Tenant within twenty (20) days after Tenant’s Alterations Notice. In the event that Landlord does not respond within twenty (20) days, then Tenant may send a second written notice to Landlord which notice shall contain specific reference to this Section, advising that Landlord has not yet responded to Tenant and noting that failure to respond shall be deemed an approval of Tenant’s proposed Alterations. Upon receipt of the second (2nd) written notice, Landlord shall have an additional seven (7) business days to respond to Tenant and in the event that Landlord fails to respond to Tenant within such seven (7) business day time period, the proposed Alterations submitted by Tenant shall be deemed approved by Landlord for the purposes herein.

(C) Subject to Section 7.2(B) hereof, Landlord shall have the right to (a) disapprove any plans and specifications for a particular Alteration in part, (b) reserve Landlord’s approval of items shown on such plans and specifications pending Landlord’s review of other plans and specifications, and (c) condition Landlord’s approval of such plans and specifications upon Tenant’s making revisions to the plans and specifications or supplying additional information.

(D) Tenant acknowledges that (i) the review of plans or specifications for an Alteration by or on behalf of Landlord, or (ii) the preparation of plans or specifications for an Alteration by Landlord’s architect or engineer (or any architect or engineer designated by Landlord), is solely for Landlord’s benefit, and, accordingly, Landlord makes no representation or warranty that such plans or specifications comply with any Requirements or are otherwise adequate or correct.

7.4. Performance of Alterations.

(A) Tenant, at Tenant’s expense, prior to the performance of any Basic Alteration costing in excess of the Minor Alterations Threshold, shall obtain all permits, approvals and certificates required by any Governmental Authorities in connection therewith. Landlord shall have the right to require Tenant to make all filings with Governmental Authorities to obtain such permits, approvals and certificates using an expeditor designated reasonably by Landlord (provided that the charges imposed by such expeditor are commercially reasonable). Upon the request of Tenant, Landlord shall join in any applications for any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (provided that the applicable Requirement requires Landlord to join in such application) and shall otherwise cooperate with Tenant in connection therewith. Tenant shall reimburse Landlord for any reasonable out-of-pocket costs, including, without limitation, reasonable attorneys’ fees and disbursements, that Landlord incurs in so joining in such applications and cooperating with Tenant, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor from time to time.

(B) Prior to performing any Alteration, Tenant shall also furnish to Landlord duplicate original policies of, or, at Tenant’s option, certificates of, (1) worker’s compensation insurance in amounts not less than the statutory limits (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors, in connection with such Alteration), and (2) commercial general liability insurance (including property damage and bodily injury coverage), in each case in customary form, and in amounts that are not less than Five Million ($5,000,000) Dollars with respect to general contractors and One Million ($1,000,000) Dollars with respect to subcontractors, naming the Landlord Indemnitees as additional insureds; provided, however, that on each anniversary of the Commencement Date, the aforesaid amounts shall be adjusted to reflect the percentage increase in the Consumer Price Index from the Consumer Price Index that is in effect on the Commencement Date.

(C) Upon completion of each Alteration requiring Landlord’s consent, Tenant, at Tenant’s expense, shall (1) obtain certificates of final approval for each Alteration to the extent required by any Governmental Authority upon such form and conditions as set forth in Exhibit 7.4.C hereof, (2) furnish Landlord with copies of such certificates, and (3) give to Landlord copies of the “as-built” plans and specifications for such Alterations in CADD format (or, if the applicable Alteration constitutes a Minor Alteration, appropriate record drawings or shop drawings therefor).

(D) All Alterations shall be made and performed substantially in accordance with the plans and specifications therefor as approved by Landlord (to the extent such approval of Landlord is required under this Article 7), all Requirements and the Rules and terms and conditions as set forth in Exhibit 7.4.D hereof. All materials and equipment incorporated in the Premises as a result of any Alterations shall be good quality.

7.5. Financial Integrity.

(A)

(1) Tenant shall not permit any materials or equipment that are incorporated as fixtures into the Premises in connection with any Alterations to be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement.

(2) Subject to the terms of Section 7.5(A)(3) hereof, Tenant shall not make any Alteration at a cost for labor and materials (as reasonably estimated by Landlord’s architect, engineer or contractor) in excess of One Hundred Twenty Five Thousand ($125,000) Dollars, either individually or in the aggregate with any other Alterations constructed in any particular period of twelve (12) consecutive months, prior to Tenant’s delivering to Landlord a performance bond and a payment bond that covers Tenant’s obligation to pay the applicable contractor and the applicable contractor’s obligation to pay its subcontractors (in either case issued by a surety company and in form reasonably satisfactory to Landlord), each in an amount equal to one hundred twenty (120%) percent of such estimated cost; provided, however, that on each anniversary of the Commencement Date, the aforesaid amount of One Hundred Twenty Five Thousand ($125,000) Dollars shall be adjusted to reflect the percentage increase in the Consumer Price Index from the Consumer Price Index that is in effect on the Commencement Date. This subsection (2) of Section 7.5 shall not apply to Tenant Initial Alterations.

(3) If Tenant is obligated to deliver a performance bond and a payment bond to Landlord as provided in Section 7.5(A)(2) hereof (but in no event shall Tenant be required to deliver a performance bond and a payment bond in connection with Tenant’s Initial Alterations, then Tenant shall have the right to deposit with Landlord an amount in cash equal to the amount of such bonds that is otherwise required by Section 7.5(A)(2) hereof (such amount in cash being referred to herein as the “Work Deposit”). If Tenant deposits the Work Deposit with Landlord, then (i) Tenant shall not have the obligation to deliver to Landlord the performance bond and the payment bond as provided in Section 7.5(A)(2) hereof for the applicable Alteration, and (ii) Landlord shall disburse the Work Deposit (or the applicable portion thereof) to Tenant or Tenant’s designee from time to time, within ten (10) days after Tenant’s request therefor (but in no event more frequently than once during any particular calendar month), provided that Tenant delivers to Landlord, simultaneously with each such disbursement, waivers of lien from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property for material theretofore supplied, or labor or services theretofore performed, in connection with the applicable Alterations. If any mechanic’s lien is filed against the Real Property for work claimed to have been done for, or for materials claimed to have been furnished to, Tenant (or any Person claiming by, through or under Tenant), then Landlord shall have the right (but not the obligation) to use the Work Deposit to discharge such mechanic’s lien. Nothing contained in this Section 7.5(A)(3) diminishes Tenant’s obligations under Section 7.5(A)(4) hereof. Landlord shall pay to Tenant any remaining balance of the Work Deposit for a particular Alteration within ten (10) days after the date that (x) Tenant has Substantially Completed the applicable Alteration, and (y) Tenant has delivered to Landlord waivers of lien from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property in connection with such Alterations.

(4) Tenant shall discharge any mechanic’s lien that is filed against the Real Property for work claimed to have been done for, or for materials claimed to have been furnished to, Tenant (or any Person claiming by, through or under Tenant) within thirty (30) days after Tenant has received notice thereof, at Tenant’s expense, by payment or filing the bond required by law.

(B) Subject to the terms of this Section 7.5(B), within thirty (30) days after the Substantial Completion of any Alterations requiring Landlord’s consent, Tenant shall deliver to Landlord: (i) waivers of lien from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property in connection with such Alterations, and (ii) a certificate from a licensed architect that Tenant engages in accordance with the terms of this Article 7 certifying that, in his or her opinion, the Alterations have been completed in accordance with the final detailed plans and specifications for such Alterations as approved by Landlord (to the extent Landlord’s approval was required under this Article 7). Tenant shall not be required to deliver to Landlord any waiver of lien if Tenant is disputing in good faith the payment which would otherwise entitle Tenant to such waiver, provided that (x) Tenant keeps Landlord advised in a timely fashion of the status of such dispute and the basis therefor, and (y) Tenant delivers to Landlord the waiver of lien promptly after the date that the dispute is settled. Nothing contained in this Section 7.5(B), however, shall relieve Tenant from complying with the provisions of Section 7.5(A)(4) hereof.

7.6. Effect on Building.

If (i) as a result of any Alterations (excluding Landlord’s Work), any alterations, installations, improvements, additions or other physical changes are required to be performed in or made to any portion of the Building other than the Premises in order to comply with any

Requirements (any such alterations, installations, improvements, additions or changes being referred to herein as a “Building Change”), and (ii) such Building Change would not otherwise have had to be performed or made pursuant to applicable Requirements at such time, then (provided upon Landlord’s consent to the Alterations Landlord shall notify Tenant of the required Building Change and the cost associated therewith, in which event Tenant shall have the right to elect not to perform such Alterations and the following subparagraph (x) shall not apply) (x) Landlord may perform such Building Change, and (y) Tenant shall pay to Landlord the reasonable costs thereof, as additional rent, within thirty (30) days after Landlord gives to Tenant an invoice therefor.

7.7. Time for Performance of Alterations.

If the performance of any Alteration by or on behalf of Tenant, or any other Person claiming by, through or under Tenant, during Building Hours interferes with or interrupts the maintenance, repair, management or operation of the Building in any material respect or interferes with or interrupts the use and occupancy of the Building by other tenants in the Building in any material respect, then Landlord shall have the right to require Tenant to perform such Alteration at other times that Landlord reasonably designates from time to time.

7.8. Removal of Alterations and Tenant’s Property.

Upon the expiration or other termination of the Term, Tenant shall quit and surrender to Landlord the Premises, broom clean, in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all personal property therefrom. Tenant’s obligation to observe or perform this covenant shall survive the expiration or sooner termination of the Term. At Tenant’s option, Tenant also may remove, at Tenant’s expense, all Alterations made by or on behalf of Tenant or any other Person claiming by, through or under Tenant; provided, however, in any case, that Tenant shall repair and restore in a good and workerlike manner to good condition any damage to the Premises or the Building caused by such removal, reasonable wear and tear excepted. Landlord, upon notice of approval of a Specialty Alteration to Tenant, may require Tenant to remove any Specialty Alterations from the Premises, and to repair and restore in a good and workerlike manner to good condition any damage to the Premises or the Building caused by such removal, reasonable wear and tear excepted. Any Alterations that remain in the Premises after the Expiration Date shall be deemed to be the property of Landlord (with the understanding, however, that Tenant shall remain liable to Landlord for any default of Tenant in respect of Tenant’s obligations under this Section 7.8).

7.9. Contractors and Supervision.

All Alterations that require Landlord’s consent shall be performed only under the supervision of a licensed architect that is approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Subject to the provisions of this Section 7.9, Tenant shall perform all Alterations using, at Tenant’s option, either (i) contractors, subcontractors and mechanics that in each case are designated from time to time by Landlord, or (ii) contractors, subcontractors or mechanics that in each case are designated by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. If an Alteration affects a Building System, then (i) Tenant shall engage to perform such Alteration (or the applicable portion thereof that affects such Building System) a contractor from a list of at least three (3) contractors for the applicable trade as designated reasonably by Landlord, and (ii) Tenant shall engage an engineer designated reasonably by Landlord to design such Alteration (or the applicable portion thereof that affects such Building System provided such engineer provides its services at commercially competitive rates). For the purposes of this subsection 7.9, Landlord hereby approves the contractors set forth in Exhibit 7.9 hereof. Landlord shall give Tenant notice of any such additional contractors and such engineer designated by Landlord promptly after Tenant’s request therefor from time to time. Landlord shall be permitted to rescind its approval of any contractor for reasonable cause after such contractor has completed the work or the service it was retained to perform by or on behalf of Tenant.

7.10. Landlord’s Expenses.

Tenant shall pay to Landlord, from time to time, as additional rent, the reasonable out-of-pocket costs incurred by Landlord in connection with an Alteration (including, without limitation, costs that Landlord incurs in reviewing the plans and specifications for such Alterations, and inspecting the progress of such Alterations), within thirty (30) days after Landlord gives Tenant an invoice therefor. Notwithstanding anything to the contrary contained herein, this Article 7.10 shall not apply to Landlord’s Work or Tenant Initial Alterations.

7.11. Intentionally deleted.

7.12. Air-Cooled or Heat Installations.

Tenant shall not have the right to install a supplementary Heating Ventilation or Air Conditioning system for the Premises that requires vents or louvers to be installed on the exterior of the Building.

7.13. Tenant’s Initial Alterations Allowance.

(a) Provided Tenant is not in default beyond the expiration of notice and cure periods, under the terms of this Lease and Tenant has otherwise fulfilled the requirements of this Article 7 in connection with obtaining Landlord’s consent to the work herein, Landlord shall pay to Tenant as a Tenant Improvement Allowance (“Allowance”) (i) an amount not to exceed One Million Eight Hundred Twenty Seven Thousand Seven Hundred Dollars and 00/100 ($1,827,700.00) in connection with the design and build-out of Tenant Initial Alterations that are attributable to the initial build out of the Premises (collectively, “Tenant’s Build-Out Costs”) and (ii) an amount not to exceed Forty Thousand Dollars and 00/100 ($40,000.00) in connection with the costs and expenses actually incurred by Tenant in connection with work which shall be conducted by Tenant to bring the restrooms in the 9th and 10th floors of the Building into compliance with the Americans With Disabilities Act of 1990 and any additions, amendments or modifications thereto, and in good working order (the “ADA Allowance”). As used herein, “Tenant’s Build-Out Costs” shall include, but shall not be limited to, all hard and soft build-out costs including, but not limited to, architectural and engineering design fees and costs, all costs and expenses incurred in connection with or associated with the obtaining of all necessary permits and approvals for the construction and build-out of Tenant’s Initial Alterations. Any portion of the Tenant Build Out Cost or the ADA Allowance that is in excess of the Allowance shall be borne by Tenant. No portion of the ADA Allowance shall be applied to Tenant’s Build-out Costs and no portion of the Tenant’s Build-out Costs shall be applied to ADA Allowance.

(b) The Allowance shall be paid by Landlord by progress payments to Tenant in the amount of up to 85% of the amount requested in Tenant’s monthly requisitions for payment as set forth below. Each of Landlord’s progress payments shall be limited to an amount equal to the aggregate amounts theretofore paid by Tenant (as certified by Tenant and by Tenant’s independent architect) to Tenant’s contractors, subcontractors and material suppliers which have not been subject to previous disbursements from the Allowance. Provided that Tenant delivers requisitions to Landlord, such progress payments shall be made within 60 days next following the delivery to Landlord of requisitions therefore, signed by the Tenant, and shall be accompanied by (i) copies of paid invoices from all contractors, subcontractors, and material suppliers covering all work and materials which were the subject of previous progress payments by Landlord and Tenant, and (ii) a written certification from Tenant’s architect that the work for which the requisition is being made has been completed substantially in accordance with the plans and specifications approved by Landlord. Landlord shall disburse any amount retained by it hereunder upon submission by Tenant to Landlord of Tenant’s requisition therefore accompanied by all documentation required under this Subsection 7.13.(b), together with (A) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for the Tenant’s Initial Alterations by Governmental Authorities having jurisdiction thereover, and (B) issuance of final lien waivers by all contractors, subcontractors and material suppliers covering all of the Tenant’s Initial Alterations. Notwithstanding anything to the contrary set forth in this Subsection 7.13(b), if Tenant does not pay any contractor or supplier as required by this provision (other than if there is a bona fide dispute by Tenant as to the entitlement of such payment to the respective party and Tenant delivers to Landlord security reasonably satisfactory to Landlord to insure or bond over such amount in dispute), Landlord shall have the right after expiration of a ten (10) day notice and cure period, but not the obligation, to promptly pay to such contractor or supplier all sums so due from Tenant, and Tenant agrees the same shall be deemed Additional Rent and shall, at Landlord’s election, (x) be paid by Tenant within 10 days after landlord delivers to Tenant an invoice therefore or (y) offset by Landlord against the Allowance. The right to receive the Allowance is for the exclusive benefit of Tenant, and in no event shall such right be assigned to or be enforceable by or for the benefit of any third party, including any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or other party.

Tenant shall be entitled to that portion of the Allowance equal to the amount of approved costs, in accordance with the above, actually spent and shall not be entitled to any portion of the Allowance in excess thereof other in cash, credit or otherwise.

Article 8

REPAIRS

8.1. Landlord’s Repairs.

Subject to the terms of this Article 8 and to Article 15 hereof and Article 16 hereof, Landlord, at its sole cost and expense, shall maintain and make all necessary repairs to (i) the Building Systems that service the Premises, (ii) the structural portions of the Building, (iii) the roof of the Building, (iv) the sidewalks that are adjacent to the Building, (v) the exterior walls of the Premises, (vi) the windows of the Premises which shall include replacement of damaged windows and glass at Landlord’s sole cost and expense (except for any windows which require replacement during the Term as a result of damage caused by the negligent or wrongful acts of Tenants, its agents, contractors, assigns and/or employees) and otherwise in accordance with Landlord’s Work as further defined in Exhibit 6.2 hereof, (vii) the core bathroom located on the 9th floor (viii) the public portions of the Building, and (viii) keep the Premises free of water leaks from the exterior of the Premises during the Term, in each case in conformity with the standards that are customary for first-class office buildings in the vicinity of the Building. Nothing contained in this Section 8.1 shall require Landlord to maintain or repair the systems wholly within the Premises that distribute within the Premises electricity, heat or water.

8.2. Tenant’s Repairs.

(A) Subject to the terms of this Article 8 and to Article 15 hereof and Article 16 hereof, Tenant, at Tenant’s expense, shall take good care of the Premises (including, without limitation, (i) the fixtures and equipment that are installed in the Premises on the Commencement Date, (ii) the Alterations, and (iii) the systems wholly within the Premises that distribute within the Premises electricity, heat or water). Tenant shall make all repairs to the Premises as and when needed to preserve the Premises in good condition, except for reasonable wear and tear, obsolescence and damage for which Tenant is not responsible pursuant to the provisions of Article 15 hereof. Nothing contained in this Section 8.2(A) shall require Tenant to perform any repairs to the Premises that are Landlord’s obligation to perform under Section 8.1 hereof. All repairs made by Tenant as contemplated by this Section 8.2(A) shall be in conformity with the standards that are customary for first-class office buildings in the vicinity of the Building. Tenant shall perform such repairs in accordance with the terms of Article 7 hereof.

(B) Subject to the terms of this Section 8.2(B), if (a) Landlord gives Tenant a notice that Tenant has failed to perform a repair that this Section 8.2 obligates Tenant to perform, and (b) Tenant fails to proceed with reasonable diligence to make such repair within twenty (20) days after the date that Landlord gives such notice to Tenant (or such shorter period that Landlord designates in such notice to the extent reasonably required under the circumstances to alleviate an imminent threat to persons or property), then (i) Landlord may make such repair, and (ii) Tenant shall pay to Landlord, as additional rent, the reasonable out of pocket expenses thereof, with interest thereon at the Applicable Rate calculated from the date that Landlord incurs such expenses, within thirty (30) days after Landlord gives Tenant an invoice therefor. Nothing contained in this Section 8.2(B) limits the remedies that are available to Landlord after the occurrence of an Event of Default.

8.3. Certain Limitations.

(A) Tenant, at Tenant’s expense, shall repair in accordance with the terms set forth in Section 8.2 hereof all damage to the Premises, or to any other part of the Building or the Building Systems, in each case to the extent resulting from negligent acts or omissions of, or Alterations made by, Tenant or any other Person, except Landlord, claiming by, through or under Tenant; provided, however, that Landlord shall have the right to perform any such repair to the extent that such repair affects the structure of the Building or such repair affects any Building System, in which case Tenant shall pay to Landlord an amount equal to the out of pocket costs that Landlord reasonably incurs in performing such repair, on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor. Nothing contained in this Section 8.3(A) limits the provisions of Section 14.3 hereof.

(B) Landlord shall repair all damage to the Premises that results from Landlord’s carelessness, neglect or improper conduct. Nothing contained in this Section 8.3(B) limits the provisions of Section 14.3 hereof.

8.4. Overtime.

Subject to the provisions of this Section 8.4, Landlord shall have no obligation to employ contractors or labor at overtime or premium pay rates in connection with (x) Landlord’s making repairs as contemplated by this Article 8, or (y) Landlord’s performing the work for which Landlord requires a Work Access. If the condition that Landlord is required to repair, or the work for which Landlord requires a Work Access, (i) denies Tenant from having reasonable access to the Premises, (ii) threatens the health or safety of any occupant of the Premises, or (iii) materially interferes with Tenant’s ability to conduct its business in the Premises during Tenant’s ordinary business hours, then Landlord shall employ contractors or labor at overtime or premium pay rates to the extent reasonably necessary. Landlord, at Tenant’s request, shall also perform (a) any other repair that this Article 8 requires Landlord to perform, or (b) any other work for which Landlord requires a Work Access, using contractors or labor at overtime or premium pay rates, in which case Tenant shall pay to Landlord, as additional rent, an amount equal to the excess of (x) the costs that Landlord incurs in performing such repair or such work (using contractors or labor at overtime or premium pay rates), over (y) the costs that Landlord would have incurred in performing such repair or such work without using contractors at overtime or premium pay rates, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor (it being understood that if more than one tenant requests that Landlord perform any such repair using contractors or labor at overtime or premium pay rates, then Landlord shall allocate such costs among such tenants equitably). Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises in connection with any work performed in accordance with this Article 8.4.

Article 9

ACCESS; LANDLORD’S CHANGES

9.1. Access.

Subject to the terms of this Section 9.1, Landlord and Landlord’s designees may enter the Premises (provided a representative of Tenant is present), at reasonable times upon reasonable prior notice to Tenant (which notice may be given verbally to the person employed by Tenant with whom Landlord’s representative ordinarily discusses matters relating to the Premises which Landlord shall endeavor to give at least 72 hours notice, (ii) show the Premises to prospective tenants during the last twelve (12) months of the Term, (iii) show the Premises to prospective purchasers or master lessees of Landlord’s interest in the Real Property, (iv) show the Premises to Mortgagees or Lessors (or prospective Mortgagees or Lessors), (v) intentionally deleted, or (vi) make repairs, alterations, improvements, additions or restorations that (I) Landlord is required to make pursuant to the terms of this Lease (including, without limitation, Landlord’s Work), or (II) are reasonably necessary in connection with the maintenance, repair, or operation of the Real Property (Landlord’s entry upon the Premises to perform such repairs, alterations, improvements, additions or restorations being referred to herein as a “Work Access”). Landlord shall not be required to give Tenant advance notice of the entry by Landlord or Landlord’s designees into the Premises as contemplated by this Section 9.1 to the extent necessary by reason of the occurrence of an emergency. Landlord, in connection with a Work Access, shall have the right to bring into the Premises, and store in the Premises in a reasonable manner for the duration of the Work Access, provided such work shall be of a continuing nature, the materials and tools that Landlord reasonably requires to perform the applicable repair, alteration, improvement, addition or restoration. Landlord shall have no liability to Tenant for any loss sustained by Tenant by reason of Landlord’s entry upon the Premises; provided, however, that (x) subject to Section 14.3 hereof, Landlord shall remain liable to Tenant for personal injury or property damage that derives from Landlord’s negligence or willful misconduct in connection with any such entry upon the Premises, and (y) nothing contained in this Section 9.1 limits Tenant’s rights to an abatement of Rental after a fire or other casualty as provided herein. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises in connection with any work performed in accordance with this Article 8.4.

9.2. Landlord’s Obligation to Minimize Interference.

Subject to Section 8.4 hereof, Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of the Premises in connection with Landlord’s accessing the Premises as contemplated by Section 9.1 hereof.

9.3. Reserved Areas.

The Premises shall not include (i) the demising walls of the Premises (except for the interior face thereof), (ii) the walls of the Premises that constitute the curtain wall for the Building (except for the interior face thereof), (iii) balconies, terraces and roofs that are adjacent to the Premises, and (iv) space that is used for Building Systems or other purposes associated with the operation, repair, management or maintenance of the Real Property, including, without limitation, shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, mechanical rooms, plumbing facilities, and service closets (the areas described in clauses (iii) and (iv) above being collectively referred to herein as the “Reserved Areas”).

9.4. Ducts, Pipes and Conduits.

Landlord shall have the right to install, use and maintain ducts, pipes and conduits in and through the Premises, provided that (a) such ducts, pipes and conduits are installed on partitioning columns or ceilings, (b) such ducts, pipes and conduits do not reduce the usable area of the Premises by more than a de minimis amount, and (c) Landlord installs such ducts, pipes and conduits in a manner that minimizes, to the extent reasonably practicable, any adverse effect on an Alteration theretofore performed in the Premises.

9.5. Keys.

Tenant shall provide Landlord, from time to time, with the keys to the Premises (or with the appropriate means to access the Premises using Tenant’s electronic security systems).

9.6. Landlord’s Changes.

(A) Subject to Section 9.6(B) hereof, Tenant shall have the right to use, in common with the other occupants of the Building, the portions of the Building that Landlord dedicates from time to time as common area for the general use of the occupants of the Building.

(B) Landlord, from time to time, shall have the right to change the arrangement or location of the public portions of the Building, including, without limitation, lobbies, entrances, passageways, doors, corridors, stairs and toilets that in each case are not located in the Premises, provided any such change does not (a) unreasonably reduce or unreasonably interfere with Tenant’s access to the Building or the Premises, or (b) reduce the floor area of the Premises (except to a de minimis extent).

(C) Landlord, from time to time, shall have the right to change, or reduce the number of, the passenger or freight elevators serving the Premises, provided that such change or reduction does not reduce to a material extent the passenger or freight elevator service standards that the passenger and freight elevators meet on the date hereof.

(D) Landlord, from time to time, shall have the right to change the name, number or designation by which the Building is commonly known provided Tenant receives two (2) months’ prior written notice and Landlord reimburses Tenant for two (2) months supply of stationary which shall not exceed the sum of $2500.

(E)

(1) Landlord shall have the right, from time to time, to close, obstruct or darken the windows of the Premises temporarily to the extent required to comply with a Requirement or to perform repairs, maintenance, alterations, or improvements to the Building. Landlord shall have the right to close, obstruct or darken the windows of the Premises permanently to the extent required to comply with a Requirement that does not become applicable to the Building by virtue of Landlord’s performance of elective construction in the Building.

(2) If, at any time, the windows of the Premises are closed, obstructed or darkened temporarily, as aforesaid, then Landlord shall perform (or cause to be performed) such repairs, maintenance, alterations or improvements, or shall comply with the applicable Requirement (or cause such Requirement to be complied with), in each case with reasonable diligence, and otherwise take such action as may be reasonably necessary to minimize the period during which such windows are temporarily closed, obstructed or darkened (it being understood, however, that subject to Section 8.4 hereof, Landlord shall not be required to perform such repairs, maintenance, alterations or improvements using contractors or labor at overtime or premium pay rates).

Article 10

UNAVOIDABLE DELAYS AND INTERRUPTION OF SERVICE

10.1. Unavoidable Delays.

Subject to Article 15 hereof and Article 16 hereof, this Lease and the obligation of Tenant to pay Rental hereunder and to perform all of Tenant’s other covenants shall not be affected, impaired or excused, and Landlord shall not have any liability to Tenant, to the extent that Landlord is unable to perform Landlord’s covenants under this Lease by reason of any cause beyond Landlord’s reasonable control, including, without limitation, strikes, labor troubles, acts of terrorism or the occurrence of an act of God.

10.2. Interruption of Services.

Landlord, from time to time, shall have the right to interrupt or curtail the level of service provided by the Building Systems to the extent reasonably necessary to accommodate the performance of repairs, additions, alterations, replacements or improvements that in Landlord’s reasonable judgment are desirable or necessary. Landlord shall use Landlord’s diligent efforts to schedule any such interruption or curtailment at times that minimizes, to the extent reasonably practicable, the effect of such interruption or curtailment on Tenant’s ability to conduct its business in the Premises during Tenant’s ordinary business hours. If such interruption or curtailment of the level of service provided by the Building Systems (i) denies Tenant from having reasonable access to the Premises, (ii) threatens the health or safety of any occupant of the Premises, or (iii) materially interferes with Tenant’s ability to conduct its business in the Premises during Tenant’s ordinary business hours, then Landlord shall employ contractors or labor at overtime or premium pay rates to the extent reasonably necessary. Notwithstanding anything to the contrary contained herein, in the event that an interruption shall occur in accordance with this Section 10.2 or as a result of Landlord’s failure to comply with Section 8.1 or as a result of Landlord’s negligent acts or omissions or willful misconduct and (i) Tenant is unable to access the Premises, (ii) such condition, failure or act or omission remains uncured for a period of five (5) business days and (iii) Tenant shall cease operating in the Premises, then the Rental shall abate commencing on the date after such 5th business day until the condition is cured or removed.

Article 11

REQUIREMENTS

11.1. Tenant’s Obligation to Comply with Requirements.

(A) Subject to the terms of this Article 11, Tenant, at Tenant’s expense, shall comply with all Requirements applicable to the Premises, including, without limitation, (i) Requirements that are applicable to the performance of Alterations, (ii) Requirements that become applicable by reason of Alterations having been performed, and (iii) Requirements that are applicable by reason of the specific manner of use by Tenant (or any other Person claiming by, through or under Tenant except for Landlord) in the Premises. Tenant shall not be required to make any Alteration to enhance the structural integrity of the Building or to the Building Systems in either case to comply with any Requirement unless (a) such Alteration is required by reason of Alterations having been performed by Tenant (or another Person claiming by, through or under Tenant, except for Landlord), or (b) such Alteration is required by reason of the specific manner of use of the Premises by Tenant (or such other Person) (as opposed to the use of the Premises for the general purposes otherwise permitted under Section 3.1 hereof).

(B) The term “Requirements” shall mean, collectively, (i) all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders of all Governmental Authorities, and of any applicable fire rating bureau, or other body exercising similar functions, and (ii) all requirements that the issuer of Landlord’s Property Policy imposes (including, without limitation, any such requirements that such issuer requires as the basis for the premium that such issuer charges Landlord for Landlord’s Property Policy), provided that such requirements that the issuer of Landlord’s Property Policy imposes are reasonably consistent with the requirements imposed by reputable insurers of comparable properties in The City of New York.

(C) The term “Governmental Authority” shall mean the United States of America, the State of New York, The City of New York, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, or any quasi-governmental authority, now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof.

11.2. Landlord’s Obligation to Comply with Requirements.

Landlord shall comply with all Requirements applicable to the Premises and the Building other than the Requirements with respect to which Tenant is required to comply pursuant to Section 11.1 hereof, subject, however, to Landlord’s right to contest in good faith the applicability or legality thereof.

11.3. Tenant’s Right to Contest Requirements.

Subject to the provisions of this Section 11.3, Tenant, at Tenant’s expense, may contest by appropriate proceedings prosecuted diligently and in good faith the legality or applicability of any Requirement affecting the Premises (any such proceedings instituted by Tenant being referred to herein as a “Compliance Challenge”). Tenant shall not have the right to institute a Compliance Challenge unless Tenant first gives Landlord notice thereof. Tenant shall not institute any Compliance Challenge if, by reason of Tenant’s delaying its compliance with the applicable Requirement or by reason of the Compliance Challenge, (a) Landlord (or any Landlord Indemnitee) may be imprisoned, (b) the Real Property or any part thereof may be condemned or vacated, or (c) the certificate of occupancy for the Premises or the Building may be suspended. If Landlord or any Landlord Indemnitee may be subject to any civil fines or penalties or other criminal penalties or if Landlord or any Landlord Indemnitee may be liable to any third party in either case by reason of Tenant’s delaying its compliance with the applicable Requirement or by reason of the Compliance Challenge, then Tenant shall furnish to Landlord a bond of a surety company reasonably satisfactory to Landlord, in form and substance reasonably satisfactory to Landlord, and in an amount equal to one hundred twenty (120%) percent of the sum of (A) the cost of such compliance, (B) the criminal or civil penalties or fines that may accrue by reason of such non-compliance (as reasonably estimated by Landlord), and (C) the amount of such liability to third parties (as reasonably estimated by Landlord). If Tenant initiates any Compliance Challenge, then Tenant shall keep Landlord advised regularly as to the status of such proceedings.

11.4. Certificate of Occupancy.

(A) Landlord covenants that from and after the Commencement Date a temporary or permanent certificate of occupancy covering the Premises (or such other certificate as may be required by Requirements from time to time to lawfully occupy the Premises) shall be in full force and effect permitting the Premises to be used for the general purposes that are permitted under Article 3 hereof; provided, however, that (i) nothing contained herein constitutes Landlord’s covenant, representation or warranty that the Premises or any part thereof lawfully may be used or occupied for any particular purpose or in any particular manner, and (ii) Landlord shall have no liability to Tenant under this Section 11.4(A) to the extent such certificate of occupancy is not in full force and effect by reason of Tenant’s default hereunder or by reason of Alterations.

(B) Tenant shall use the Premises only in a manner that conforms with the certificate of occupancy that is in effect for the Premises. Tenant shall not have the right to amend the certificate of occupancy for the Premises or the Building without Landlord’s prior approval.

Article 12

QUIET ENJOYMENT

12.1. Quiet Enjoyment.

Landlord covenants that Tenant may peaceably and quietly enjoy the Premises for the Term, subject, nevertheless, to the terms and conditions of this Lease.

Article 13

SUBORDINATION

13.1. Subordination.

(A) This Lease shall be subject and subordinate to the priority of each Superior Lease if the applicable Lessor executes and delivers to Tenant a Nondisturbance Agreement. This Lease shall be subject and subordinate to the lien of each Mortgage if the applicable Mortgagee executes and delivers to Tenant a Nondisturbance Agreement. This Lease shall be subject and subordinate to a Condominium Declaration if the Condominium Board executes and delivers a Nondisturbance Agreement (with the understanding that Landlord shall not permit any such Condominium Declaration to impair Tenant’s rights under this Lease, or to expand Tenant’s obligations under this Lease, except, in either case, to a de minimis extent). Tenant, at Tenant’s expense, shall execute and deliver promptly a Nondisturbance Agreement that a Lessor, a Mortgagee, or the Condominium Board proposes to use and that conforms to the terms of this Article 13. Landlord shall provide to Tenant a Nondisturbance Agreement in a form customarily used by the existing Mortgagee on or prior to the Commencement Date.

(B) The term “Condominium Board” shall mean the board that governs the business and affairs of the condominium that is created by the Condominium Declaration.

(C) The term “Condominium Declaration” shall mean a condominium declaration that submits the ownership of the fee interest in the Premises to a condominium form of ownership in accordance with Article 9-B of the New York Real Property Law (as such declaration may be amended from time to time).

(D) The term “Lessor” shall mean a lessor under a Superior Lease.

(E) The term “Mortgage” shall mean any trust indenture or mortgage which now or hereafter encumbers the Real Property, the Building or any Superior Lease and the leasehold interest created thereby.

(F) The term “Mortgagee” shall mean any trustee, mortgagee or holder of a Mortgage.

(G) The term “Nondisturbance Agreement” shall mean, subject to Section 13.2 hereof, an agreement, in recordable form, between a Lessor, a Mortgagee, or the Condominium Board, as the case may be, and Tenant, to the effect that (i) if there is a foreclosure of the Mortgage, then the successor to Landlord by virtue of the foreclosure will not evict Tenant, disturb Tenant’s possession under this Lease, or terminate or disturb Tenant’s leasehold estate or rights hereunder, and will recognize Tenant as the direct tenant of such successor to Landlord on the same terms and conditions as are contained in this Lease, (ii) if the Superior Lease terminates, then the Lessor will not evict Tenant, disturb Tenant’s possession under the Lease, or terminate or disturb Tenant’s leasehold estate or rights hereunder, and will recognize Tenant as the direct tenant of such Lessor on the same terms and conditions as are contained in this Lease, or (iii) if there is a sale of the Premises by virtue of the Condominium Board exercising a power of sale that is granted under the Condominium Declaration, then the successor to Landlord by virtue of such sale will not evict Tenant, disturb Tenant’s possession under the Lease, or terminate or disturb Tenant’s leasehold estate or rights hereunder, and will recognize Tenant as the direct tenant of such successor on the same terms and conditions as are contained in this Lease.

(H) The term “Superior Lease” shall mean any lease pursuant to which Landlord now or hereafter obtains or retains its interest in the Real Property or the Building (to the extent that Landlord’s interest in the Real Property is a leasehold estate).

13.2. Terms of Nondisturbance Agreements.

Subject to the terms of this Section 13.2, any Nondisturbance Agreement may provide that the Person that succeeds to Landlord by reason of the foreclosure of a Mortgage, the termination of a Superior Lease, or the exercise of the power of sale as set forth in the Condominium Declaration, as the case may be (any such Person being referred to herein as the “Successor”) shall not be:

(A) liable for any act or omission of any prior landlord (including, without limitation, the then defaulting landlord), except to the extent that (i) such act or omission continues after the date that the Successor succeeds to Landlord’s interest in the Real Property, and (ii) such act or omission of such prior landlord is of a nature that the Successor can cure by performing a service or making a repair, or

(B) subject to any defenses or offsets that Tenant has against any prior landlord (including, without limitation, the then defaulting landlord) (except for any offsets that are expressly permitted under this Lease), or

(C) bound by any payment of Rental that Tenant has made to any prior landlord (including, without limitation, the then defaulting landlord) more than thirty (30) days in advance of the date that such payment is due (other than the Rental that Tenant pays pursuant to Section 1.4(D) hereof), or

(D) bound by any obligation to make any payment to or on behalf of Tenant to the extent that such obligation accrues prior to the date that the Successor succeeds to Landlord’s interest in the Real Property, or

(E) bound by any obligation to perform any work or to make improvements to the Premises, except for:

(1) Landlord’s Work,

(2) repairs and maintenance that Landlord is required to perform pursuant to the provisions of this Lease and the need for which continues after the date that the Successor succeeds to Landlord’s interest in the Real Property,

(3) repairs to the Premises that become necessary by reason of a fire or other casualty that occurs from and after the date that the Successor succeeds to Landlord’s interest in the Real Property and that Landlord is required to perform pursuant to Article 15 hereof,

(4) repairs to the Premises that become necessary by reason of a fire or other casualty that occurs prior to the date that the Successor succeeds to Landlord’s interest in the Real Property and that Landlord is required to perform pursuant to Article 15 hereof, to the extent that the Successor can make such repairs from the net proceeds of Landlord’s Property Policy that are actually made available to the Successor (with the understanding, however, that if (i) a fire or other casualty occurs prior to the date that the Successor succeeds to Landlord’s interest in the Real Property, (ii) Landlord is required to repair the resulting damage to the Building pursuant to Article 15 hereof, and (iii) the Successor cannot make such repairs from such net proceeds, then Tenant shall have the right to terminate this Lease by giving notice thereof to the Successor within fifteen (15) days after the date that the Successor gives Tenant notice that the Successor does not intend to perform such repairs),

(5) repairs to the Premises as a result of a partial condemnation that occurs from and after the date that the Successor succeeds to Landlord’s interest in the Real Property and that Landlord is required to perform pursuant to Article 16 hereof, and

(6) repairs to the Premises as a result of a partial condemnation that occurs prior to the date that the Successor succeeds to Landlord’s interest in the Real Property and that Landlord is required to perform pursuant to Article 16 hereof, to the extent that the Successor can make such repairs from the net proceeds of any condemnation award made available to the Successor (with the understanding, however, that if (i) a partial condemnation occurs prior to the date that the Successor succeeds to Landlord’s interest in the Real Property, (ii) Landlord is required to make repairs to the Building pursuant to Article 16 hereof by reason of such partial condemnation, and (iii) the Successor cannot make such repairs from such net proceeds, then Tenant shall have the right to terminate this Lease by giving notice thereof to the Successor within fifteen (15) days after the date that the Successor gives Tenant notice that the Successor does not intend to perform such repairs),

(F) bound by any amendment or modification of this Lease made without the consent of the Mortgagee or the Lessor, as the case may be, or

(G) bound to return the Letter of Credit until the Letter of Credit has come into the Successor’s actual possession and Tenant is entitled to the Letter of Credit pursuant to the terms of this Lease (the aforesaid items in clause (A) through (G) above for which a Successor is not liable being referred to herein as the “Successor Limitation Items”).

Any Nondisturbance Agreement may also contain other terms and conditions that are reasonably required by the Mortgagee, the Lessor, or the Condominium Board, as the case may be that do not (i) increase Tenant’s monetary obligations under this Lease, or (ii) affect or diminish Tenant’s rights under this Lease other than to de minimus extent. A Successor that is an Affiliate of the Person that constitutes Landlord shall not have the right to include in a Nondisturbance Agreement the Successor Limitation Items, or such other terms and conditions.

13.3. Attornment.

(A) If, at any time prior to the Expiration Date, a Successor succeeds to Landlord’s interest in the Real Property, then Tenant, at the Successor’s election, shall attorn,

from time to time, to the Successor, in either case upon the then executory terms of this Lease, for the remainder of the Term. If the Successor is not an Affiliate of the Person that constituted Landlord immediately prior to such Successor’s obtaining an interest in the Premises, then the Successor shall not have liability for the Successor Limitation Items from and after the date that Tenant so attorns to the Successor.

(B) The provisions of this Section 13.3 shall apply notwithstanding that, as a matter of law, this Lease terminates upon the termination of any Superior Lease or the foreclosure of a Mortgage. No further instrument shall be required to give effect to Tenant’s attorning to a Successor as contemplated by this Section 13.3. Tenant, however, upon demand of any Successor, shall execute, from time to time, instruments, in a recordable form and in a form reasonably satisfactory to the Successor, confirming the foregoing provisions of this Section 13.3. A Mortgagee, a Lessor, or the Condominium Board shall have the right to include such provisions in a Nondisturbance Agreement.

13.4. Amendments to this Lease.

Tenant shall execute and deliver, from time to time, amendments to this Lease, promptly after Landlord’s request, to the extent that (x) such amendments are reasonably required by a Mortgagee or a Lessor that in either case is not an Affiliate of Landlord (or are reasonably required by a proposed Mortgagee or proposed Lessor that in either case is not an Affiliate of Landlord and that consummates the applicable Mortgage or the applicable Superior Lease contemporaneously with Tenant’s execution and delivery of such amendment hereof), and (y) Landlord gives to Tenant reasonable evidence to the effect that such Mortgagee or Lessor requires such amendments; provided, however, that Tenant shall not be required to agree to any such amendments to this Lease that (i) increase Tenant’s monetary obligations under this Lease, (ii) materially and adversely affect or materially diminish Tenant’s rights under this Lease, or (iii) materially increase Tenant’s other obligations under this Lease.

13.5. Tenant’s Estoppel Certificate.

Tenant, within ten (10) Business Days after Landlord’s request from time to time (but not more frequently than three (3) times in any particular period of twelve (12) months), shall deliver to Landlord a written statement executed by Tenant, in form reasonably satisfactory to Landlord, (1) stating that this Lease is then in full force and effect and has not been modified (or if this Lease is not in full force and effect, stating the reasons therefor, or if this Lease is modified, setting forth all modifications), (2) setting forth the date to which the Fixed Rent, the Escalation Rent and other items of Rental have been paid, (3) stating whether, to the best knowledge of Tenant (but without having made any investigation), Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, and (4) stating any other matters reasonably requested by Landlord and related to this Lease. Tenant acknowledges that any such statement that Tenant delivers to Landlord pursuant to this Section 13.5 may be relied upon by (x) any purchaser or owner of the Real Property or any interest therein (including, without limitation, any Lessor), or (y) any Mortgagee.

13.6. Landlord’s Estoppel Certificate.

Landlord, within ten (10) Business Days after Tenant’s request from time to time (but not more frequently than three (3) times in any particular period of twelve (12) months), shall deliver to Tenant a written statement executed by Landlord (i) stating that this Lease is then in full force and effect and has not been modified (or if this Lease is not in full force and effect, stating the reasons therefor, or if this Lease is modified, setting forth all modifications), (ii) setting forth the date to which the Fixed Rent, the Escalation Rent and any other items of Rental have been paid, (iii) stating whether, to the best knowledge of Landlord (but without having made any investigation), Tenant is in default under this Lease, and, if Tenant is in default, setting forth the specific nature of all such defaults, and (iv) stating any other matters reasonably requested by Tenant and related to this Lease. Landlord acknowledges that any statement delivered by Landlord to Tenant pursuant to this Section 13.6 may be relied upon by (w) any assignee of Tenant’s interest hereunder, (x) any subtenant of all or any part of the Premises, (y) any Person that acquires Control of Tenant (provided that such assignment, sublease or transfer of Control is accomplished in a manner that complies with the provisions of Article 16 hereof), or (z) any Person that extends credit to Tenant.

13.7. Intentionally Deleted

13.8. Zoning Lot Merger Agreement.

Tenant hereby waives irrevocably any rights that Tenant may have in connection with any zoning lot merger or transfer of development rights with respect to the Real Property, including, without limitation, any rights that Tenant may have to be a party to, to contest, or to execute any Declaration of Restrictions (as such term is used in Section 12-10 of the Zoning Resolution of The City of New York effective December 15, 1961, as amended) with respect to the Real Property, which would cause the Premises to be merged with or unmerged from any other zoning lot pursuant to such Zoning Resolution or to any document of a similar nature and purpose. Tenant agrees that this Lease shall be subject and subordinate to any Declaration of Restrictions or any other document of similar nature and purpose now or hereafter affecting the Real Property (it being understood, however, that Landlord shall not permit such Declaration of Restrictions or any such other document to impair Tenant’s rights hereunder, or expand Tenant’s obligations hereunder, except, in either case, to a de minimis extent). In confirmation of such subordination and waiver, Tenant, from time to time, shall execute and deliver promptly any certificate or instrument that Landlord reasonably requests.

13.9. Intentionally Deleted.

13.10. Intentionally Deleted.

Article 14

INSURANCE

14.1. Tenant’s Insurance.

(A) Tenant, at Tenant’s expense, shall obtain and keep in full force and effect (i) an insurance policy for Tenant’s Property and the Specialty Alterations, in either case to the extent insurable under the available standard forms of “all-risk” insurance policies, in an amount equal to one hundred (100%) percent of the replacement value thereof (subject, however, at Tenant’s option, to a reasonable deductible) (the insurance policy described in this clause (i) being referred to herein as “Tenant’s Property Policy”), and (ii) a policy of commercial general liability and property damage insurance on an occurrence basis, with a broad form contractual liability endorsement (the insurance policy described in this clause (ii) being referred to herein as “Tenant’s Liability Policy”). Tenant’s Property Policy and Tenant’s Liability Policy shall name Tenant as the insured. The Landlord Indemnitees shall be named as additional insureds on Tenant’s Liability Policy.

(B) Tenant’s Liability Policy shall contain a provision that (a) no act or omission of Tenant shall affect or limit the obligation of the insurer to pay the amount of any loss sustained, and (b) the policy is non-cancelable with respect to the Landlord Indemnitees unless at least thirty (30) days of advance written notice is given to Landlord, except that Tenant’s Liability Policy may be cancelable on no less than ten (10) days of advance written notice to Landlord for non-payment of premium. If Tenant receives any notice of cancellation or any other notice from the insurance carrier which may adversely affect the coverage of the insureds under Tenant’s Property Policy or Tenant’s Liability Policy, then Tenant shall immediately deliver to Landlord a copy of such notice. The minimum amounts of liability under Tenant’s Liability Policy shall be a combined single limit with respect to each occurrence in the amount of Five Million ($5,000,000) Dollars for injury (or death) to persons and damage to property, which minimum amount Landlord may increase from time to time to the amount of insurance that in Landlord’s reasonable judgment is then being customarily required by prudent landlords of first-class buildings in the vicinity of the Building from tenants leasing space similar in size, nature and location to the Premises.

(C) Tenant shall cause Tenant’s Liability Policy to be issued by reputable and independent insurers that are (x) permitted to do business in the State of New York, and (y) rated in Best’s Insurance Guide, or any successor thereto, as having a general policyholder rating of A and a financial rating of at least XIII (it being understood that if such ratings are no longer issued, then such insurer’s financial integrity shall conform to the standards that constitute such ratings from Best’s Insurance Guide as of the date hereof).

(D) Tenant has the right to satisfy Tenant’s obligation to carry Tenant’s Liability Policy with an umbrella insurance policy if such umbrella insurance policy contains an aggregate per location endorsement that provides the required level of protection for the

Premises. Tenant has the right to satisfy Tenant’s obligation to carry Tenant’s Property Policy with a blanket insurance policy if such blanket insurance policy provides, on a per occurrence basis, that a loss that relates to any other location does not impair or reduce the level of protection available for the Premises below the amount required by this Lease.

14.2. Intentionally Deleted

14.3. Mutual Waiver of Subrogation.

(A) Subject to the provisions of this Section 14.3, Landlord and Tenant shall each obtain an appropriate clause in, or endorsement on, Landlord’s Property Policy or Tenant’s Property Policy (as the case may be) pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery. Landlord and Tenant also agree that, having obtained such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, they shall not make any claim against or seek to recover from the Landlord Indemnitees or the Tenant Indemnitees (as the case may be) for any loss or damage to its property or the property of others resulting from fire or other hazards covered by Landlord’s Property Policy or Tenant’s Property Policy (as the case may be); provided, however, that the release, discharge, exoneration and covenant not to sue herein contained shall be limited by and be coextensive with the terms and provisions of the waiver of subrogation clause or endorsements or clauses or endorsements consenting to a waiver of right of recovery.

(B) If the payment of an additional premium is required for the inclusion of a waiver of subrogation provision as described in Section 14.3(A) hereof, then each party shall advise the other party of the amount of any such additional premiums and the other party at its own election may, but shall not be obligated to, pay such additional premium. If (x) Tenant is the party that elects to pay such additional premium to include such a waiver in Landlord’s Property Policy, and (y) other tenants in the Building make concurrently a similar election, then the aforesaid amount that Tenant is obligated to pay to Landlord on account of such additional premium shall be only the portion thereof that Landlord allocates equitably to Tenant. If such other party does not elect to pay such additional premium, then the party whose insurer is charging the additional premium shall not be required to obtain such waiver of subrogation provision.

(C) If either party is unable to obtain the inclusion of such waiver of subrogation provision even with the payment of an additional premium, then such party shall attempt to name the other party as an additional insured (but not a loss payee) under the applicable insurance policy. If the payment of an additional premium is required for naming the other party as an additional insured (but not a loss payee), then such party shall advise the other of the amount of any such additional premium and the other party at its own election may, but shall not be obligated to, pay such additional premium. If (x) Tenant is the party that elects to pay such additional premium to name Tenant as an additional insured (but not as loss payee), and (y) other tenants in the Building make concurrently a similar election, then the aforesaid amount that Tenant is obligated to pay to Landlord on account of such additional premium shall be only the portion thereof that Landlord allocates equitably to Tenant. If such other party does not elect to pay such additional premium or if it is not possible to have the other party named as an additional insured (but not loss payee), even with the payment of an additional premium, then (in either event) the party whose insurer refuses to include such waiver of subrogation provision shall so notify the other party and such party shall not have the obligation to name the other party as an additional insured.

14.4. Evidence of Insurance.

On or prior to the Commencement Date, each party shall deliver to the other party appropriate certificates of insurance required to be carried by the parties pursuant to this Article 14, including evidence of waivers of subrogation and naming of additional insureds in either case as required by Section 14.3 hereof. Each party shall deliver to the other party evidence of each renewal or replacement of a policy at least twenty (20) days prior to the expiration of such policy.

14.5. No Concurrent Insurance.

Tenant shall not obtain any property insurance (under Tenant’s Property Policy or otherwise) that covers the property that is covered by Landlord’s Property Policy.

14.6. Tenant’s Obligation to Comply with Landlord’s Fire and Casualty Insurance.

If (i) Tenant (or any other Person claiming by, through or under Tenant) uses the Premises for any purpose other than the uses permitted hereunder, and (ii) the use of the Premises by Tenant (or such other Person) causes the premium for Landlord’s Property Policy to exceed the premium that would have otherwise applied therefor if Tenant (or such Person) used the Premises for general office purposes, then Tenant shall pay to Landlord, as additional rent, an amount equal to such excess, on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor. Nothing contained in this Section 14.6 expands Tenant’s rights under Article 3 hereof.

Article 15

CASUALTY

15.1. Notice.

Tenant shall notify Landlord promptly of any fire or other casualty that occurs in the Premises.

15.2. Landlord’s Restoration Obligations.

Subject to the terms of this Section 15.2, Landlord, with reasonable diligence, shall repair the damage to the Premises (including, without limitation, the Alterations) to the extent caused by fire or other casualty. The restoration work to be performed by Landlord shall include, without limitation, any portion of Landlord’s Work that Landlord did not Substantially Complete on the date that the fire or other casualty occurred. Landlord shall commence the performance of such repairs as promptly as reasonably practicable after the occurrence of such fire or other casualty. Landlord shall not be required to restore Tenant’s Property or the Specialty Alterations. Landlord shall not be required to commence such restoration until Tenant gives Landlord the notice described in Section 15.1 hereof (unless Landlord otherwise has received actual notice of the fire or other casualty). Landlord shall not be obligated to restore any Alterations unless (i) Tenant has Substantially Completed the performance thereof, (ii) Tenant has given Landlord notice to the effect that Tenant has Substantially Completed such Alterations, (iii) Tenant has given Landlord notice of the cost incurred by Tenant in performing such Alterations, and (iv) Tenant has maintained records with respect to such Alterations in a form that allows Landlord to make a full insurance recovery therefor under Landlord’s Property Policy. If (x) Tenant, as part of the Initial Alterations, demolishes all or a material part of the interior installation that exists in the Premises on the Commencement Date, and (y) the Premises (including any Alterations) is damaged by fire or other casualty at any time prior to the date that Tenant Substantially Completes the Initial Alterations therein, then Landlord’s obligation to repair the Premises (and any Alterations) shall be limited to (w) the performance of Landlord’s Work (to the extent that the performance of Landlord’s Work remains feasible after such fire or other casualty), (x) the part of the Building Systems serving the Premises on the Commencement Date, but not the distribution portions of such Building Systems located within the Premises, (y) the floor and ceiling slabs of the Premises, and (z) the exterior walls of the Premises, all to substantially the same condition that existed on the Commencement Date. Landlord shall have the right to adapt the restoration of the Premises as contemplated by this Section 15.2 to comply with applicable Requirements that are then in effect. Landlord shall not be obligated to restore the Premises as provided in this Section 15.2 to the extent that this Lease terminates by reason of such fire or other casualty as provided in this Article 15.

15.3. Rent Abatement.

(A) The Rental that is otherwise due and payable hereunder shall be reduced in the proportion that the number of square feet of Rentable Area of the part of the Premises that is not usable by Tenant by reason of such fire or other casualty bears to the total Rentable Area of the Premises immediately prior to such fire or other casualty, for the period commencing on the date of such fire or other casualty and ending on the date that Landlord Substantially Completes the restoration described in Section 15.2 hereof.

15.4. Landlord’s Termination Right.

If the Building is so damaged by fire or other casualty that, in Landlord’s opinion, substantial alteration, demolition, or reconstruction of the Building is required (regardless of whether the Premises have been damaged or rendered untenantable), then Landlord may terminate this Lease by giving Tenant notice thereof on or prior to the ninetieth (90th) day after such fire or other casualty; provided, however, that if the Premises are not substantially damaged or rendered substantially untenantable by such fire or other casualty, then Landlord may not so terminate this Lease unless Landlord elects to terminate leases (including this Lease) affecting at least fifty (50%) percent of the leasable area of the Building (excluding any portion of the Building leased to or occupied by Landlord or Landlord’s Affiliates). Landlord also shall have the right to terminate this Lease if the owners of the condominium established by the Condominium Declaration do not make the election contemplated by Section 339-ee of the New York Real Property Law to restore the Building after a fire or other casualty (to the extent that such election is required to be made by such unit owners). If Landlord elects to terminate this Lease as aforesaid, then (I) the Term shall expire on a date set by Landlord that is not sooner than (i) the tenth (10th) day after the date that Landlord gives such notice (if all or substantially all of the Premises is rendered untenantable by such fire or other casualty), and (ii) ninetieth (90th) day after the date that Landlord gives such notice (if less than all or substantially all of the Premises is rendered untenantable by such fire or other casualty), and (II) Tenant, on such date set by Landlord, shall vacate the Premises and surrender the Premises to Landlord in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of the Term. Upon the termination of this Lease under this Section 15.4, the Rental shall be apportioned and any prepaid portion of the Rental for any period after the date that the abatement of Rental as described in Section 15.3 hereof becomes effective shall be refunded promptly by Landlord to Tenant (and Landlord’s obligation to make such refund shall survive the Expiration Date).

15.5. Tenant’s Termination Right.

(A) Landlord, within forty five days after the earlier to occur of (x) the date that Tenant gives Landlord notice of the occurrence of a fire or other casualty as contemplated by Section 15.1 hereof, and (y) the date that Landlord otherwise has actual notice of such fire or other casualty, shall give to Tenant a statement prepared by a reputable and independent contractor setting forth such contractor’s estimate in good faith as to the time required for Landlord to Substantially Complete the restoration described in Section 15.2 hereof (such statement that Landlord gives to Tenant being referred to herein as the “Casualty Statement”). If the estimated time period exceeds nine (9) months from the date of the applicable fire or other casualty, then Tenant may elect to terminate this Lease by giving notice to Landlord not later than the thirtieth (30th) day after the date that Landlord gives the Casualty Statement to Tenant.

(B) This Lease shall terminate if (i) a fire or other casualty occurs, and, by reason thereof, Landlord has an obligation to perform a restoration as contemplated by Section 15.2 hereof, (ii) Tenant does not exercise Tenant’s right to terminate this Lease under Section 15.5(A) hereof in connection with such fire or other casualty (or Tenant does not have the right to terminate this Lease under Section 15.5(A) hereof in connection with such fire or other casualty), (iii) Landlord fails to Substantially Complete the performance of the restoration work that Landlord is required to perform on or prior to the later to occur of (I) twelve (12) months after the date of the applicable fire or other casualty, and (II) the date that is sixty (60) days after the last day of the estimated time period set forth in the Casualty Statement (the later of the dates described in clause (I) and clause (II) above being referred to herein as the “Second Bite Date”), (iv) Tenant gives Landlord notice to the effect that this Lease will terminate under this Section 15.5(B) if Landlord fails to Substantially Complete the restoration within sixty (60) days after the Second Bite Date (such notice given by Tenant to Landlord being referred to herein as the “Second Bite Notice”), and (v) Landlord fails to Substantially Complete the restoration within sixty (60) days after the Second Bite Date.

(C) If Tenant makes any such election to terminate this Lease pursuant to this Section 15.5, then (I) the Term shall expire on the thirtieth (30th) day after notice of such election is given by Tenant, and Tenant shall vacate the Premises and surrender the Premises to Landlord on such date “as is” (without any restoration obligation) and otherwise in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of the Term, (II) any Rental due hereunder shall be apportioned as of the date of such casualty, and

(III) any portion of the Rental that is then prepaid by Tenant and relates to the period after the date that the abatement of Rental as described in Section 15.3 hereof becomes effective shall be promptly refunded by Landlord to Tenant (with the understanding that Landlord’s obligation to make any such refund shall survive such termination of this Lease).

15.6. Termination Rights at End of Term.

If the Premises are substantially damaged by a fire or other casualty that occurs during the period of one (1) year immediately preceding the Fixed Expiration Date, then either Landlord or Tenant may elect to terminate this Lease by notice given to the other party within thirty (30) days after such fire or other casualty occurs. If either party makes such election, then the Term shall expire on the thirtieth (30th) day after the notice of such election is given, and, accordingly, Tenant, on or prior to such thirtieth (30th) day, shall vacate the Premises and surrender the Premises to Landlord in accordance with the provisions of that govern Tenant’s obligation to deliver vacant and exclusive possession of the Premises to Landlord upon the expiration of the Term. Upon the termination of this Lease under this Section 15.6, the Rental shall be apportioned and any prepaid portion of the Rental for any period after the Expiration Date shall be refunded promptly by Landlord to Tenant (and Landlord’s obligation to make such refund shall survive the Expiration Date). For purposes of this Section 15.6, the term “substantially damaged” shall mean that: (a) a fire or other casualty precludes Tenant from using more than fifty (50%) percent of the Premises for the conduct of its business, and (b) Tenant’s inability to so use the Premises (or the applicable portion thereof) is reasonably expected to continue until at least the earlier to occur of (i) the Fixed Expiration Date, and (ii) the one hundred twentieth (120th) day after the date that such fire or other casualty occurs.

15.7. No Other Termination Rights.

Tenant shall have no right to cancel this Lease by virtue of a fire or other casualty except to the extent specifically set forth herein. This Article 15 is intended to constitute an “express agreement to the contrary” for purposes of Section 227 of the New York Real Property Law.

Article 16

CONDEMNATION

16.1. Effect of Condemnation.

(A) Subject to the provisions of Section 16.2 hereof, if the entire Real Property, the entire Building or the entire Premises is condemned or otherwise acquired by the exercise of the power of eminent domain, then this Lease shall terminate as of the date that such condemnation or acquisition is consummated.

(B) If only a part of the Real Property and not the entire Premises is so acquired or condemned, then:

(1) except as hereinafter provided in this Section 16.1, this Lease shall remain effective, and, from and after the date that the condemnation or acquisition is consummated, (w) the Fixed Rent shall be reduced in the proportion that the number of square feet of Rentable Area of the part of the Premises so acquired or condemned bears to the total Rentable Area of the Premises immediately prior to such acquisition or condemnation, (x) Tenant’s Tax Share shall be redetermined based upon the proportion that the number of square feet of Rentable Area of the Premises that is remaining after such acquisition or condemnation bears to the number of square feet of Rentable Area of the Building that is remaining after such acquisition or condemnation, and (y) Tenant’s Operating Expense Share shall be redetermined based upon the proportion that the number of square feet of Rentable Area of the Premises remaining after such acquisition or condemnation bears to the number of square feet of Rentable Area of the Building remaining after such acquisition or condemnation (other than any retail portion of the Building);

(2) on or prior to the sixtieth (60th) day after the date that the condemnation or acquisition is consummated, Landlord shall have the right to terminate this Lease by giving notice to Tenant; provided, however, that if the Premises are unaffected by such acquisition or condemnation, then Landlord shall only have the right to so terminate this Lease if Landlord terminates leases (including this Lease) for at least fifty (50%) percent of the leasable area of the Building (excluding any portion of the Building leased to or occupied by Landlord or Landlord’s Affiliates); and

(3) if (a) the part of the Real Property so acquired or condemned contains more than fifteen (15%) percent of the total area of the Premises immediately prior to such acquisition or condemnation, or (b) by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises, then Tenant may elect to terminate this Lease by giving notice to Landlord on or prior to the sixtieth (60th) day after the date that Tenant is given notice of such acquisition or condemnation being consummated.

The Term shall expire on the thirtieth (30th) day after the date that Landlord or Tenant give any such notice to terminate this Lease.

(C) Upon the termination of this Lease and the Term pursuant to the provisions of this Section 16.1, the Rental shall be apportioned and any prepaid portion of the Rental for any period after such date shall be refunded promptly by Landlord to Tenant (and Landlord’s obligation to make such refund shall survive the Expiration Date).

(D) If a part of the Premises is so acquired or condemned and this Lease and the Term is not terminated pursuant to the foregoing provisions of this Section 16.1, then Landlord, at Landlord’s expense, shall restore the part of the Premises that is not so acquired or condemned to a self-contained rental unit inclusive of Alterations that Tenant has therefore Substantially Completed, except that if such acquisition or condemnation occurs prior to the Substantial Completion of the Initial Alterations, then Landlord shall only be required to restore the part of the Premises not so acquired or condemned to a self-contained rental unit exclusive of any Alterations.

16.2. Condemnation Award.

Subject to Section 16.3 hereof, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation of all or any part of the Real Property. Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term, and, accordingly, Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 16.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property included in such taking, for any moving expenses or for the costs incurred by Tenant in performing the Initial Alterations (prior to Tenant’s Substantial Completion thereof) in the portion of the Premises that is not so condemned or acquired.

16.3. Temporary Taking.

If the whole or any part of the Premises is acquired or condemned temporarily during the Term, then (a) Tenant shall give prompt notice thereof to Landlord, (b) the Term shall not be reduced or affected in any way, (c) Tenant shall continue to pay in full all items of Rental payable by Tenant hereunder without reduction or abatement, and (d) Tenant shall be entitled to receive for itself any award or payments for such use, provided, however, that if the acquisition or condemnation is for a period extending beyond the Term, then such award or payment shall be apportioned equitably between Landlord and Tenant. Tenant, at Tenant’s expense, shall make Alterations to restore the Premises to the condition existing prior to any such temporary acquisition or condemnation.

Article 17

ASSIGNMENT AND SUBLETTING

17.1. General Limitations.

(A) Subject to the terms of this Article 17, without the prior consent of Landlord in each instance, Tenant shall not, and Tenant shall not permit any other Permitted Party to, consummate a Transfer. The term “Transfer” shall mean:

(1) (a) an assignment of a Permitted Party’s rights under, or a delegation of such Permitted Party’s duties under, the applicable Occupancy Agreement by express assignment or by operation of law or by other means, (b) a mortgage or other encumbrance of such Permitted Party’s interest in the applicable Occupancy Agreement, in whole or in part, (c) a subletting, or further subletting, of the Premises or any part thereof, or (d) the occupancy of the Premises or any part thereof by any Person other than such Permitted Party; and

(2) any transaction that modifies or supplements (or further modifies or supplements) an Occupancy Agreement to decrease the rental that is payable thereunder, change the premises that is demised thereby, or to change the term thereof, in either case in any material respect (it being understood that such modification or supplement shall be treated for purposes hereof as a transaction on the terms of such Occupancy Agreement, as so modified or supplemented, for the balance of the term thereof).

(B) The term “Occupancy Agreement” shall mean the lease, sublease, license or other agreement pursuant to which a Permitted Party has the right to occupy the Premises (or the applicable portion thereof).

(C) The term “Permitted Party” shall mean Tenant and any other Person that has the right to occupy the Premises (or any part thereof) in accordance with the terms of this Article 17 (other than a Person that has the right to occupy the Premises (or the applicable part thereof) by virtue of Landlord’s exercising Landlord’s rights under Section 17.3 hereof).

(D) Subject to Section 17.7 hereof, the transfer of Control in a Permitted Party, however accomplished, whether in a single transaction or in a series of unrelated or related transactions, shall constitute an assignment of such Permitted Party’s interest in the applicable Occupancy Agreement for purposes of this Article 17.

(E) The consent by Landlord to any Transfer shall not relieve Tenant from its obligation to obtain the prior consent of Landlord to any other Transfer to the extent required by this Lease.

(F) The assignment by any Person that constitutes Tenant of the tenant’s interest under this Lease shall not relieve such Person of the obligations of the tenant under this Lease. Such Person’s liability under this Lease shall continue notwithstanding (x) the subsequent release of any other Person that constitutes Tenant from liability under this Lease, (y) any limitation on any such other Person’s liability hereunder by virtue of the Bankruptcy Code, or (z) any modification or amendment of this Lease that Landlord consummates with any such other Person that constitutes Tenant subsequently; provided, however, that if such other Person is not an Affiliate of such Person, then any such modification or amendment shall not expand such Person’s liability hereunder.

(G) Notwithstanding anything to the contrary contained herein, Tenant shall not, and Tenant shall not permit any other Permitted Party to, (i) enter into any lease, sublease, license, concession or other agreement for use or occupancy of the Premises or any portion thereof which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any Person from the property leased, occupied or used, or which would require the payment of any consideration that would not qualify as “rents from real property,” as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended, or (ii) permit the Premises, or any portion thereof, to be used or occupied by or for the benefit of any Person that the Office of Foreign Assets Control of the United States Department of the Treasury has listed on its list of Specially Designated Nationals and Blocked Persons.

(H) If Tenant assigns the Tenant’s interest under this Lease in violation of the terms of this Article 17, then such assignment shall be void and of no force and effect against Landlord; provided, however, that Landlord (x) may collect an amount equal to the then Rental from the assignee as a fee for such assignee’s use and occupancy, and (y) shall apply the net amount collected to the Rental reserved in this Lease. If the Premises or any part thereof are sublet to, occupied by, or used by any Person other than Tenant (regardless of whether such subletting, occupancy or use violates this Article 17), then Landlord (a) after the occurrence of an Event of Default, may collect amounts from the subtenant, user or occupant as a fee for its use and occupancy, and (b) shall apply the net amount collected to the Rental reserved in this Lease. No such assignment, subletting, occupancy or use, with or without Landlord’s prior consent, nor any such collection or application of fees for use and occupancy, shall (i) be deemed a waiver by

Landlord of any term, covenant or condition of this Lease, (ii) be deemed the acceptance by Landlord of such assignee, subtenant, occupant or user as tenant hereunder, or (iii) relieve Tenant of the obligations of the tenant under this Lease.

17.2. Landlord’s Expenses.

Tenant shall reimburse Landlord for any reasonable costs that Landlord incurs in connection with any proposed Transfer, as and for reasonable attorneys’ fees and disbursements and the reasonable out of pocket costs of making investigations as to the acceptability of the proposed Transferee, within thirty (30) days after Landlord gives to Tenant an invoice therefor.

17.3. Recapture Procedure.

(A) Tenant shall have the right to institute the procedure described in this Section 17.3 (the “Recapture Procedure”) only by giving to Landlord notice thereof (a “Transfer Notice”), which:

(1) refers expressly to this Section 17.3 and indicates that such notice constitutes a Transfer Notice,

(2) sets forth a description of the Premises (or the portion thereof) that is involved in the proposed Transfer (the Premises, or the portion thereof, that is involved in the proposed Transfer being referred to herein as the “Recapture Space”),

(3) sets forth the material terms under which Tenant intends to consummate the Transfer (including, for example, (a) the rental to be paid by a subtenant, (b) the consideration to be paid by or to an assignee, (c) the work allowance to which a subtenant is entitled, (d) the term of a proposed sublease, and (e) the nature and cost of any work that Tenant intends to perform to prepare the Recapture Space for occupancy by the subtenant or assignee), and

(4) sets forth the date on which Tenant proposes to consummate the proposed Transfer (such date being referred to herein as the “Transfer Date”) (it being understood that the Transfer Date shall be no sooner than sixty (60) days, and no later than three hundred sixty five (365) days, after the date that Tenant gives the Transfer Notice to Landlord) (the material terms of a proposed Transfer as set forth in the Transfer Notice being referred to herein as the “Proposed Transfer Terms”).

Tenant shall be required to identify, in the Transfer Notice, the Person to which Tenant intends to make the Transfer (the Person to which a Transfer is made being referred to herein as a “Transferee”).

(B) The term “Transfer Expenses” shall mean the sum of the actual out-of-pocket expenses that the Permitted Party that makes the applicable Transfer (the “Transferor”) pays solely in consummating a Transfer, including, without limitation, (i) brokerage commissions, (ii) allowances that the Transferor makes available to the Transferee to fund the cost of Alterations that the Transferee makes to the Premises (or the applicable portion thereof that is involved in the Transfer), (iii) costs that the Transferor pays in making Alterations to prepare the Premises (or the applicable portion thereof that is involved in the Transfer) solely for the Transferee’s initial occupancy, (iv) the amount payable to Landlord under Section 17.2 hereof for such Transfer, (v) reasonable attorneys’ fees and disbursements that the Transferor pays in connection with consummating such Transfer, and (vi) the transfer taxes (and other similar charges and fees) that Tenant pays pursuant to Section 17.5 hereof.

(C) The term “Amortized Transfer Expenses” shall mean, with respect to any period, the amount of the Transfer Expenses that amortize during such period if the Transfer Expenses are amortized, in equal monthly installments, with interest calculated at the Base Rate, over the period that the Transferee is obligated to make payments to the Transferor in respect of the applicable Transfer.

(D) The term “Recapture Date” shall mean the sixtieth (60th) day after the date that Tenant gives the Transfer Notice to Landlord; provided, however, that if (i) Tenant has theretofore received a bona fide written offer that then remains effective from a prospective Transferee pursuant to which such prospective Transferee proposes to enter into the applicable Transfer on terms that are no less favorable to Tenant than the Proposed Transfer Terms, (ii) Tenant gives to Landlord a copy of such written offer (either simultaneously with the Transfer Notice or any time thereafter until the sixtieth (60th) day after the date that Tenant gives the Transfer Notice to Landlord), and (iii) Tenant notifies Landlord that Tenant intends to accelerate the Recapture Date as provided in this Section 17.3(D), then the Recapture Date shall be the earlier to occur of (I) the sixtieth (60th) day after the date that Tenant gives the Transfer Notice to Landlord, and (II) the thirtieth (30th) day after the date that Tenant gives to Landlord a copy of such written offer and such notice.

(E) Intentionally omitted.

(F)

(1) If (x) Tenant gives a Transfer Notice to Landlord, and (y) the Transfer described in the Transfer Notice does not constitute a Short-Term Sublease, then Landlord shall have the right to terminate this Lease with respect to the Recapture Space, on the terms set forth in this Section 17.3(F), by giving notice thereof (the “Recapture Termination Notice”) to Tenant not later than the Recapture Date (any such termination of this Lease with respect to the Recapture Space being referred to herein as a “Recapture Termination”).

(2) If (x) Landlord gives to Tenant a Recapture Termination Notice, and (y) the Recapture Space constitutes the entire Premises, then the Term shall terminate on the Transfer Date. If the Term so terminates on the Transfer Date, then Tenant, on the Transfer Date, shall vacate the Premises and deliver exclusive possession thereof to Landlord in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of the Term.

(3) If (x) Landlord gives to Tenant a Recapture Termination Notice, and (y) the Recapture Space does not constitute the entire Premises, then:

(a) Tenant, at Tenant’s expense, shall demise the Recapture Space separately from the remainder of the Premises on or prior to the Transfer Date,

(b) Intentionally omitted,

(c) effective as of the Transfer Date, Tenant’s Tax Share shall be redetermined based on the ratio that (I) the number of square feet of Rentable Area of the Premises that remains after excluding therefrom the Recapture Space, bears to (II) the number of square feet of Rentable Area of the Building (including, without limitation, the retail portion thereof),

(d) the Fixed Rent as set forth in Section 1.3 hereof at any particular time from and after the Transfer Date shall be reduced by an amount equal to the Fixed Rent that would have been due under this Lease for such calendar month for the applicable portion of the Premises that constitutes the Recapture Space, and

(e) Tenant, on the Transfer Date, shall vacate the Recapture Space and deliver exclusive possession thereof to Landlord in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of the Term.

(4) If (x) Landlord elects to consummate a Recapture Termination, and (y) the Transfer described in the applicable Transfer Notice constitutes a sublease or sublicense, then Tenant shall pay to Landlord, as additional rent, on the first day of each calendar month during the period from the Transfer Date to the date that the term of such sublease or sublicense would have expired under the Proposed Transfer Terms, an amount equal to seventy-five (75%) of the excess (if any) of:

(a) the Fixed Rent and the Escalation Rent that would have otherwise been due under this Lease for such calendar month for the Premises (or the applicable portion thereof) that constitutes the Recapture Space, over

(b) the excess of (I) the rental that would have been payable by the Transferee for such calendar month as contemplated by the Proposed Transfer Terms, over (II) the Amortized Transfer Expenses for such month that would have resulted from the Proposed Transfer Terms.

Tenant’s obligation to pay such amount to Landlord shall survive the termination of this Lease (or the termination of this Lease only with respect to the Recapture Space, as the case may be).

(5) If (x) Landlord elects to consummate a Recapture Termination, and (y) the Transfer described in the applicable Transfer Notice constitutes an assignment of Tenant’s interest under this Lease, then Tenant shall pay to Landlord the following amounts:

(a) intentionally deleted, and

(b) seventy-five (75%) percent of the excess, if any, of (I) the present value of the Transfer Expenses that Tenant would have incurred under the Proposed Transfer Terms, over (II) the present value of the consideration (if any) that would have been payable by the Transferee to Tenant under the Proposed Transfer Terms (in either case calculated as of the Transfer Date using a discount rate equal to the Base Rate).

Tenant shall pay the amounts described in clauses (a) and (b) above on the Transfer Date. Tenant’s obligation to pay such amounts to Landlord shall survive the termination of this Lease (or the termination of this Lease only with respect to the Recapture Space, as the case may be).

17.4. Certain Transfer Rights.

Provided that Landlord has not sent Tenant a Recapture Termination Notice, then Landlord shall not unreasonably withhold, condition or delay Landlord’s consent to a Permitted Party’s consummating a Transfer, provided that:

(A) Tenant has theretofore instituted the Recapture Procedure for such Transfer; provided, however, that Tenant shall not be required to have instituted the Recapture Procedure for a Transfer that is proposed to be consummated by a Permitted Party other than Tenant;

(B) Landlord’s right to elect to consummate a Recapture Sublease or a Recapture Termination (as the case may be) with respect to the proposed Transfer has lapsed (without Landlord’s having exercised Landlord’s rights to consummate a Recapture Sublease or a Recapture Termination (as the case may be)); provided, however, that this Section 17.4(B) shall not apply for a Transfer that is proposed to be consummated by a Permitted Party other than Tenant;

(C) the Transfer is on terms that are at least as favorable to the Transferor as the Proposed Transfer Terms set forth in the Transfer Notice theretofore given by Tenant to Landlord; provided, however, that this Section 17.4(C) shall not apply for a Transfer that is proposed to be consummated by a Permitted Party other than Tenant;

(D) the Transfer occurs no earlier than the thirtieth (30th) day before the Transfer Date and no later than the thirtieth (30th) day after the Transfer Date; provided, however, that this Section 17.4(D) shall not apply for a Transfer that is proposed to be consummated by a Permitted Party other than Tenant;

(E) Tenant submits to Landlord a counterpart of the documents that the Transferor intends to use to consummate the proposed Transfer, which have been executed and delivered by the proposed Transferor and the proposed Transferee, and which are subject to no conditions to the effectiveness thereof (other than Landlord’s granting Landlord’s consent thereto);

(F) the Premises (or the applicable portion thereof) has not been listed or otherwise publicly advertised at a rental rate that is less than the prevailing rental rate set by Landlord for comparable space in the Building for a comparable term, or, if there is no comparable space for a comparable term, the prevailing rental rate reasonably determined by Landlord;

(G) no Event of Default has occurred and is continuing;

(H) the proposed Transferee has a financial standing (taking into consideration the obligations of the Transferee under the applicable Occupancy Agreement) that is reasonably satisfactory to Landlord;

(I) the proposed Transferee is of a character, is engaged in a business, and proposes to use the Premises (or the applicable portion thereof) in a manner that in each case is in keeping with the standards of a first-class office building in the vicinity of the Building;

(J) the proposed Transferee, or any Affiliate of the proposed Transferee, does not occupy any space in the Building (if Landlord has or within six (6) months thereafter reasonably expects to have space available in the Building that is reasonably comparable to the Premises (or the portion thereof involved in the Transfer));

(K) neither the proposed Transferee, nor an Affiliate of the proposed Transferee, is a Person with whom Landlord is then engaged in bona fide negotiations regarding the leasing or subleasing of space in the Building;

(L) intentionally deleted;

(M) Intentionally deleted;

(N) the use of the Premises (or the portion thereof involved in the Transfer) by the Transferee does not violate any rights that Landlord has theretofore granted to a third party;

(O) the Transferor and each other Permitted Party (if any) whose interest is superior to the interest of the Transferor, and the Transferee, executes and delivers to Landlord a consent to the Transfer in a form reasonably designated by Landlord;

(P) if the Transfer constitutes an assignment of the tenant’s interest under this Lease, the assignee has expressly assumed all of the obligations of Tenant hereunder to the extent accruing from and after the date that the Transfer is effective; and

(Q) if the Transfer constitutes a sublease (or a further sublease), such sublease provides expressly that (i) such sublease is subject and subordinate to the Lease (and to the terms thereof), and (ii) if this Lease terminates, then Landlord, at Landlord’s option, may take over all of the right, title and interest of the Transferor under such sublease, and the Transferee, at Landlord’s option, shall attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be:

(1) liable for any act or omission of the Transferor under such sublease,

(2) subject to any defense or offsets which the Transferee may have against the Transferor,

(3) bound by any previous payment that the Transferee made to the Transferor more than thirty (30) days in advance of the date that such payment was due,

(4) bound by any obligation to make any payment to or on behalf of the Transferee,

(5) bound by any obligation to perform any work or to make improvements to the Premises, or the applicable portion thereof demised by such sublease,

(6) bound by any amendment or modification of such sublease made without Landlord’s consent, or

(7) bound to return the Transferee’s security deposit, if any, until such deposit has come into Landlord’s actual possession and the Transferee is entitled to such security deposit pursuant to the terms of such sublease (the requirements of a proposed sublease as set forth in this Section 17.4(Q) being collectively referred to herein as the “Basic Sublease Provisions”).

R. Notwithstanding anything to the contrary contained herein, Landlord shall respond to Tenant’s Transfer Notice within thirty (30) days of the date of Landlord’s receipt thereof. In the event Landlord shall exercise its option not to send a Recapture Termination Notice then Landlord shall, within the same thirty (30) day period respond to Tenant’s request under this Section 17.4.

17.5. Transfer Taxes.

Tenant shall pay any transfer taxes (and other similar charges and fees) that any Governmental Authority imposes in connection with any Transfer (including, without limitation, any such transfer taxes, charges or fees that a Governmental Authority imposes in connection with Landlord’s exercising Landlord’s rights to consummate a Recapture Sublease, a Recapture Assignment or a Recapture Termination (as the case may be)).

17.6. Transfer Profit.

(A) Subject to the terms of this Section 17.6 and Section 17.7 hereof, Tenant shall pay Seventy-Five (75%) percent of the Transfer Profit to Landlord as additional rent. Tenant shall make payments to Landlord on account of Transfer Profit, in arrears, on the first day of each calendar month during the Term in the same manner as Fixed Rent.

(B)

(1) The term “Transfer Profit” shall mean, with respect to any particular Transfer for any particular calendar month, the excess (if any) of (x) the Transfer Inflow for such Transfer for such calendar month, over (y) the sum of (I) the Transfer Outflow for such Transfer for such calendar month, and (II) the Amortized Transfer Expenses for such Transfer for such calendar month.

(2) The term “Transfer Inflow” shall mean, with respect to any particular Transfer for any particular calendar month, the amount that the Transferor receives during such calendar month from or on behalf of the Transferee in connection with the applicable Transfer.

(3) The term “Transfer Outflow” shall mean:

(a) with respect to any Transfer that is a sublease (or a further sublease), the aggregate amount that the Transferor pays during the applicable calendar month for the Premises (or the applicable portion thereof that is involved in the Transfer) to the counterparty under the Occupancy Agreement through which the Transferor derives its rights to the Premises (or the applicable portion thereof that is involved in the Transfer), and

(b) with respect to any Transfer that is an assignment of the tenant’s interest under this Lease or the subtenant’s interest under a sublease (or further sublease), the Transfer Outflow therefor shall be zero.

17.7. Permitted Transfers.

(A) A Permitted Party shall have the right to assign such Permitted Party’s entire interest under the applicable Occupancy Agreement to an Affiliate of such Permitted Party without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination or a Recapture Assignment in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) Tenant gives to Landlord, not later than the tenth (10th) Business Day after any such assignment is consummated, an instrument, duly executed by such Permitted Party and the aforesaid Affiliate of such Permitted Party, in form reasonably satisfactory to Landlord, to the effect that such Affiliate assumes all of the obligations of such Permitted Party under such Occupancy Agreement to the extent arising from and after the date of such assignment, and (ii) Tenant, with such notice, provides Landlord with reasonable evidence to the effect that the Person to which such Permitted Party is so assigning such Permitted Party’s interest under such Occupancy Agreement constitutes an Affiliate of such Permitted Party.

(B) The merger or consolidation of a Permitted Party into or with another Person shall be permitted without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination or a Recapture Assignment in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) such merger or consolidation is not principally for the purpose of transferring such Permitted Party’s interest in the applicable Occupancy Agreement, (ii) Tenant gives Landlord notice of such merger or consolidation not later than the tenth (10th) Business Day after the occurrence thereof, and (iii) Tenant, within ten (10) Business Days after such merger or consolidation, provides Landlord with reasonable evidence that the requirement described in clause (i) above has been satisfied.

(C) The assignment of a Permitted Party’s entire interest under the applicable Occupancy Agreement in connection with the sale of all or substantially all of the assets of such Permitted Party shall be permitted without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination or a Recapture Assignment in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) Tenant gives to Landlord, not later than the tenth (10th) Business Day after any such assignment is consummated, an instrument, duly executed by such Permitted Party and the Transferee, in form reasonably satisfactory to Landlord, to the effect that such Transferee assumes all of the obligations of such Permitted Party to the extent arising under the applicable Occupancy Agreement from and after the date of such assignment, (ii) such sale of all or substantially all of the assets of such Permitted Party is not principally for the purpose of transferring such Permitted Party’s interest in such Occupancy Agreement, and (iii) Tenant, within ten (10) Business Days after such sale, provides Landlord with reasonable evidence that the requirement described in clause (ii) above has been satisfied.

(D) The direct or indirect transfer of shares or equity interests in a Permitted Party (including, without limitation, the issuance of treasury stock, or the creation or issuance of a new class of stock, in either case in the context of an initial public offering or in the context of a subsequent offering of equity securities) shall be permitted without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination or a Recapture Assignment in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) such transfer is not principally for the purpose of transferring the interest of such Permitted Party under the applicable Occupancy Agreement, (ii) Tenant gives Landlord notice of such transfer not later than the tenth (10th) Business Day after the occurrence thereof, and (iii) Tenant, within ten (10) Business Days after the date that such transfer occurs, provides Landlord with reasonable evidence that the requirement described in clause (i) has been satisfied (except that Tenant shall not be required to comply with this clause (iii) to the extent that such direct or indirect transfer of shares or equity interests is accomplished through the public “over-the-counter” securities market or through any recognized stock exchange).

(E) A Permitted Party shall have the right to sublease or license (or further sublease or sublicense) the Premises, or any portion thereof, to an Affiliate of such Permitted Party, without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination or a Recapture Sublease in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) Tenant gives to Landlord a copy of such sublease or license, not later than the tenth (10th) Business Day after any such sublease or license is consummated, (ii) Tenant, with such copy of such sublease or license, provides Landlord with reasonable evidence to the effect that the Person to which such Permitted Party is so subleasing or licensing the Premises or a portion thereof constitutes an Affiliate of such Permitted Party, and (iii) such sublease includes the Basic Sublease Provisions.

Article 18

TENANT’S SIGNAGE.

Tenant shall have the right to install or affix or permit the installation or affixation of a sign, temporary or permanent, to the exterior of the Premises with Landlord’s prior written consent which shall not be unreasonably withheld or delayed.

Article 19

INTENTIONALLY DELETED.

Article 20

DEFAULT

20.1. Events of Default.

The term “Event of Default” shall mean the occurrence of any of the following events:

(A) Tenant fails to pay any installment of Fixed Rent when due and such failure continues for five (5) Business Days after the date that Landlord gives notice of such failure to Tenant; provided, however, that if (x) Tenant fails to pay any installment of Fixed Rent when due, and (y) Tenant has theretofore failed to pay more than two (2) installments of Fixed Rent when due during the immediately preceding period of twelve (12) months, then Tenant’s failure to pay such installment of Fixed Rent shall constitute an Event of Default (without Landlord’s being required to first give Tenant notice of such failure and an opportunity to cure such failure, as aforesaid);

(B) Tenant fails to pay any installment of Rental (other than Fixed Rent) when due and such failure continues for five (5) Business Days after the date that Landlord gives notice of such failure to Tenant;

(C) a Permitted Party’s interest under the applicable Occupancy Agreement devolves upon or passes to any other Person, whether by operation of law or otherwise, except as expressly permitted under Article 17 hereof;

(D) Tenant defaults in respect of Tenant’s obligations under Section 4.8 hereof, and such default continues for more than five (5) Business Days after Landlord gives Tenant notice thereof;

(E) Tenant defaults in respect of Tenant’s obligations under Section 7.5(A)(4) hereof, and such default continues for more than ten (10) Business Days after Landlord gives Tenant notice thereof;

(F) Landlord presents the Letter of Credit for payment in accordance with the terms hereof and the issuer thereof fails to make payment thereon in accordance with the terms thereof;

(G) Tenant fails to provide Landlord with a replacement Letter of Credit after Landlord presents the Letter of Credit for payment to apply the proceeds thereof after the occurrence of an Event of Default herein within five (5) Business Days after the date that Landlord gives Tenant notice demanding that Tenant provide such replacement;

(H) Tenant defaults in the observance or performance of any other covenant of this Lease on Tenant’s part to be observed or performed and Tenant fails to remedy such default within twenty (20) days after Landlord gives Tenant notice thereof, except that if (i) such default cannot be remedied with reasonable diligence during such period of twenty (20) days, (ii) Tenant takes reasonable steps during such period of twenty (20) days to commence Tenant’s remedying of such default, and (iii) Tenant prosecutes diligently Tenant’s remedying of such default to completion, then an Event of Default shall not occur by reason of such default, provided that Tenant completes its remedying of such default within ninety (90) days after the date that Landlord gives Tenant such notice; or

(I) the Premises are abandoned.

20.2. Termination.

If (1) an Event of Default occurs, and (2) Landlord, at any time thereafter, at Landlord’s option, gives a notice to Tenant stating that this Lease and the Term shall expire and terminate on the fifth (5th) Business Day after the date that Landlord gives Tenant such notice, then this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as of the fifth (5th) Business Day after the date that Landlord gives Tenant such notice, and Tenant immediately shall quit and surrender the Premises, but Tenant shall nonetheless remain liable for all of its obligations hereunder, as provided in Article 22 hereof and Article 23 hereof.

Article 21

TENANT’S INSOLVENCY

21.1. Assignments pursuant to the Bankruptcy Code.

(A) The term “Bankruptcy Code” shall mean 11 U.S.C. Section 101 et seq., or any statute of similar nature and purpose.

(B) If Tenant proposes to assign the tenant’s interest hereunder pursuant to the provisions of the Bankruptcy Code to any Person that has made a bona fide offer to accept an assignment of the tenant’s interest under this Lease on terms acceptable to Tenant, then Tenant shall give to Landlord notice of such proposed assignment no later than twenty (20) days after the date that Tenant receives such offer, but in any event no later than ten (10) days before the date that Tenant makes application to a court of competent jurisdiction for authority and approval to consummate such assignment. Such notice given by Tenant to Landlord shall (a) set forth the name and address of such Person that has made such bona fide offer, (b) set forth all of the terms and conditions of such bona fide offer, and (c) confirm that such Person will provide to Landlord adequate assurance of future performance that conforms with the terms of Section 21.1(C) hereof. Landlord shall have the right to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such Person

(less any brokerage commissions that would otherwise be payable by Tenant out of the consideration to be paid by such Person in connection with such assignment of the tenant’s interest under this Lease), by giving notice thereof to Tenant at any time prior to the effective date of such proposed assignment.

(C) A Person that submits a bona fide offer to take by assignment the tenant’s interest under this Lease as described in Section 21.1(B) hereof shall be deemed to have provided Landlord with adequate assurance of future performance only if such Person (a) deposits with Landlord simultaneously with such assignee’s taking by assignment the tenant’s interest under this Lease an amount equal to the then annual Fixed Rent, as security for the faithful performance and observance by such assignee of the tenant’s obligations of this Lease (and such Person gives to Landlord, at least five (5) days prior to the date that the proposed assignment becomes effective, information reasonably satisfactory to Landlord that indicates that such Person has the ability to post such deposit), (b) gives to Landlord, at least five (5) days prior to the date that the proposed assignment becomes effective, such Person’s financial statements, audited by a certified public accountant in accordance with generally accepted accounting principles, consistently applied, for the three (3) fiscal years that immediately precede such assignment, that indicate that such Person has a tangible net worth of at least ten (10) times the then annual Fixed Rent for each of such three (3) years, and (c) gives to Landlord, at least five (5) days prior to the date that the proposed assignment becomes effective, such other information or takes such action that in either case Landlord, in its reasonable judgment, determines is necessary to provide adequate assurance of the performance by such assignee of the obligations of the tenant under this Lease; provided, however, that in no event shall such adequate assurance of future performance be less favorable to Landlord than the assurance contemplated by Section 365(b)(3) of the Bankruptcy Code (notwithstanding that this Lease may be construed as a lease of real property in a shopping center).

(D) If Tenant’s interest under this Lease is assigned to any Person pursuant to the provisions of the Bankruptcy Code, then any such assignee shall (x) be deemed without further act or deed to have assumed all the obligations of the tenant arising under this Lease from and after the date of such assignment, and (y) execute and deliver to Landlord upon demand an instrument confirming such assumption.

(E) Nothing contained in this Article 21 limits Landlord’s rights against Tenant under Article 17 hereof.

21.2. Replacement Lease.

If (i) Tenant is not the Person that constituted Tenant initially, and (ii) either (I) this Lease is disaffirmed or rejected pursuant to the Bankruptcy Code, or (II) this Lease terminates by reason of occurrence of an Insolvency Event, then, subject to the terms of this Section 21.2, the Persons that constituted Tenant hereunder previously, including, without limitation, the Person that constituted Tenant initially (each such Person that previously constituted Tenant hereunder (but does not then constitute Tenant hereunder), and with respect to which Landlord exercises Landlord’s rights under this Section 21.2, being referred to herein as a “Predecessor Tenant”) shall (1) pay to Landlord the aggregate Rental that is then due and owing by Tenant to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (2) enter into a new lease, between Landlord, as landlord, and the Predecessor Tenant, as tenant, for the Premises, and for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Fixed Expiration Date, at the same Fixed Rent and upon the then executory terms that are contained in this Lease, except that (a) the Predecessor Tenant’s rights under the new lease shall be subject to the possessory rights of Tenant under this Lease and the possessory rights of any Person claiming by, through or under Tenant or by virtue of any statute or of any order of any court, and (b) such new lease shall require all defaults existing under this Lease to be cured by the Predecessor Tenant with reasonable diligence. Landlord shall have the right to require the Predecessor Tenant to execute and deliver such new lease on the terms set forth in this Section 21.2 only by giving notice thereof to Tenant within thirty (30) days after Landlord receives notice of any such disaffirmance or rejection (or, if this Lease terminates by reason of Landlord making an election to do so, then Landlord may exercise such right only by giving such notice to Tenant within thirty (30) days after this Lease so terminates). If the Predecessor Tenant defaults in its obligation to enter into said new lease for a period of ten (10) days following Landlord’s request therefor, then, in addition to all other rights and remedies by reason of such default, either at law or in equity, Landlord shall have the same rights and remedies against such Predecessor Tenant as if such Predecessor Tenant had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of such Predecessor Tenant’s default thereunder.

21.3. Insolvency Events.

This Lease shall terminate automatically upon the occurrence of any of the following events:

(A) a Tenant Obligor commences or institutes any case, proceeding or other action (a) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(B) a Tenant Obligor makes a general assignment for the benefit of creditors; or

(C) any case, proceeding or other action is commenced or instituted against a Tenant Obligor (a) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases (i) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect, and (ii) remains undismissed for a period of sixty (60) days; or

(D) any case, proceeding or other action is commenced or instituted against a Tenant Obligor seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which is not vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(E) a Tenant Obligor takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (A), (B), (C), or (D) above; or

(F) a trustee, receiver or other custodian is appointed for any substantial part of a Tenant Obligor’s assets, and such appointment is not vacated or stayed within fifteen (15) Business Days (the events described in this Section 21.3 being collectively referred to herein as “Insolvency Events“).

The term “Tenant Obligor” shall mean (a) Tenant, (b) any Person that comprises Tenant (if Tenant is comprised of more than one (1) Person), (c) any partner in Tenant (if Tenant is a general partnership), (d) any general partner in Tenant (if Tenant is a limited partnership), (e) any Person that has guarantied all or any part of the obligations of Tenant hereunder (if such Person is an Affiliate of Tenant), and (f) any Person that (x) preceded Tenant as the tenant hereunder, and (y) is an Affiliate of Tenant. If this Lease terminates pursuant to this Section 21.3, then (I) Tenant immediately shall quit and surrender the Premises, and (II) Tenant shall nonetheless remain liable for all of its obligations hereunder, as provided in Article 22 hereof and Article 23 hereof.

21.4. Effect of Stay.

Notwithstanding anything to the contrary contained herein, if (i) Landlord’s right to terminate this Lease after the occurrence of an Event of Default, or the termination of this Lease upon the occurrence of an Insolvency Event, is stayed by order of any court having jurisdiction over an Insolvency Event, or by federal or state statute, (ii) the trustee appointed in connection with an Insolvency Event, or Tenant or Tenant as debtor-in-possession, fails to assume Tenant’s obligations under this Lease on or prior to the earliest to occur of (a) the last day of the period prescribed therefor by law, (b) the one hundred twentieth (120th) day after entry of the order for relief, or (c) a date that is otherwise designated by the court, or (iii) said trustee, Tenant or Tenant as debtor-in-possession fails to provide adequate protection of Landlord’s right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease as provided in Section 21.1(C) hereof, then Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on five (5) Business Days of advance notice to Tenant, Tenant as debtor-in-possession or said trustee, and, upon the expiration of said period of five (5) Business Days, this Lease shall cease and expire as aforesaid and Tenant, Tenant as debtor-in-possession or said trustee shall immediately quit and surrender the Premises as aforesaid.

21.5. Rental for Bankruptcy Purposes.

Notwithstanding anything contained in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, regardless of whether such amounts are expressly denominated as Rental, shall constitute rent for the purposes of Section 502(b)(6) of the Bankruptcy Code, and Tenant’s payment obligations with respect thereto shall constitute obligations to be timely performed pursuant to Section 365(d) of the Bankruptcy Code.

Article 22

REMEDIES AND DAMAGES

22.1. Certain Remedies.

(A) If (x) an Event of Default occurs and this Lease and the Term expires and comes to an end as provided in Article 20 hereof, or (y) this Lease terminates as provided in Section 21.3 hereof, then:

(1) Tenant shall immediately quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may, without prejudice to any other remedy which Landlord may have, (a) re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by lawful force or otherwise (without being liable to indictment, prosecution or damages therefor), (b) repossess the Premises and dispossess Tenant and any other Persons from the Premises, and (c) remove any and all of their property and effects from the Premises; and

(2) Landlord, at Landlord’s option, may relet the whole or any portion or portions of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Fixed Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine.

(B) Landlord shall have no obligation to relet the Premises or any part thereof and shall not be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting. Any such refusal or failure on Landlord’s part shall not relieve Tenant of any liability under this Lease or otherwise affect any such liability. Landlord, at Landlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

(C) In the event of a breach or threatened breach by Tenant, or any Persons claiming by, through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to (1) enjoin or restrain such breach, (2) invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach, and (3) seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease. The right to invoke the remedies hereinbefore set forth are cumulative and nonexclusive and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

22.2. No Redemption.

Tenant, on its own behalf and on behalf of all Persons claiming by, through or under Tenant, including all creditors, does hereby waive any and all rights which Tenant and all such Persons might have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (a) Tenant has been dispossessed by a judgment or by warrant of any court or judge, or (b) any re-entry by Landlord, or (c) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination is by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.

22.3. Calculation of Damages.

(A) If this Lease terminates by reason of the occurrence of an Event of Default or by reason of the occurrence of an Insolvency Event, then Tenant shall pay to Landlord, on demand, and Landlord shall be entitled to recover:

(1) all Rental payable under this Lease by Tenant to Landlord (x) to the date that this Lease terminates, or (y) to the date of re-entry upon the Premises by Landlord, as the case may be;

(2) the excess of (a) the Rental for the period which otherwise would have constituted the unexpired portion of the Term, over (b) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of clause (2) of Section 22.1(A) hereof for any part of such period (such excess being referred to herein as a “Deficiency”), as damages (it being understood that (x) such net amount described in clause (b) above shall be calculated by deducting from the rents collected under any such reletting all of Landlord’s expenses in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and such reletting, including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and disbursements, alteration costs, contributions to work and other expenses of preparing the Premises for such reletting, (y) any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Fixed Rent, and (z) Landlord shall be entitled to recover from Tenant each monthly Deficiency as it arises, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding); and

(3) regardless of whether Landlord has collected any monthly Deficiency as aforesaid, and in lieu of any further Deficiency, as and for liquidated and agreed final damages, an amount equal to the excess of (a) the Rental for the period which otherwise would have constituted the unexpired portion of the Term (commencing on the date immediately succeeding the last date with respect to which a Deficiency, if any, was collected), over (b) the then fair and reasonable net effective rental value of the Premises for the same period (which is calculated by deducting from the fair and reasonable rental value of the Premises the expenses that Landlord would reasonably expect to incur in reletting the Premises, including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and disbursements, alteration costs, contributions to work and other expenses of preparing the Premises for such reletting), both discounted to present value at the Base Rate. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, then the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value of the Premises (or the applicable part thereof) so relet during the term of the reletting.

(B) If the Premises, or any part thereof, are relet together with other space in the Building, then the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 22.3. Tenant acknowledges and agrees that in no event shall it be entitled to any rents collected or payable under any reletting, regardless of whether such rents exceed the Rental reserved in this Lease.

(C) Nothing contained in this Article 22 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 22.3.

Article 23

LANDLORD’S EXPENSES AND LATE CHARGES

23.1. Landlord’s Costs After Event of Default.

Tenant shall pay to Landlord an amount equal to the reasonable costs that Landlord incurs in instituting or prosecuting any legal proceeding against Tenant (or any other Person claiming by, through or under Tenant) after the occurrence of an Event of Default, together with interest thereon calculated at the Applicable Rate from the date that Landlord incurs such costs, within thirty (30) days after Landlord gives to Tenant an invoice therefor (it being understood that Landlord shall have the right to collect such amount from Tenant as additional rent to the extent that Landlord incurs such costs during the Term and as damages to the extent that Landlord incurs such costs after the Expiration Date).

23.2. Interest on Late Payments.

If Tenant fails to pay any item of Rental on or prior to the date that is ten (10) days after such payment is due, then Tenant shall pay to Landlord, in addition to such item of Rental, as a late charge and as additional rent, an amount equal to interest at the Applicable Rate on the amount unpaid, computed from the date such payment was due to and including the date of payment. Nothing contained in this Section 23.2 limits Landlord’s rights and remedies, by operation of law or otherwise, after the occurrence of an Event of Default.

Article 24

SECURITY DEPOSIT

(A) Cash Security Deposit. Upon the execution of this Lease, Tenant shall deposit with Landlord on the signing of this Lease the sum of $1,671,040.00 (the “Security Deposit”) as security for the faithful performance and observance by Tenant of the terms, conditions and provisions of this Lease, including without limitation the surrender of possession of the Premises to Landlord herein provided. Upon each adjustment of Fixed Rent during the term of this Lease, Tenant shall be required to deposit the difference between one (1) year’s Fixed Rent at the new rental rate and one (1) year’s Fixed Rent at the rental rate for the previous Lease Year. It is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this Lease beyond the expiration of applicable notice and cure period, including, but not limited to, the payment of Rent and additional rent, Landlord may apply or retain the whole or any part of the Security Deposit so deposited to the extent required for the payment of any Rent and additional rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this Lease, including but not limited to, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrue or accrues before or after summary proceedings or other reentry by Landlord. If Landlord applies or retains any part of the Security Deposit so deposited, Tenant, within ten (10) days’ after notice from Landlord, shall deposit with Landlord the amount so applied or retained so that Landlord shall have the full Security Deposit on hand at all times during the Term. The failure by Tenant to deposit such additional amount within the foregoing time period shall be deemed a material default pursuant to Article 24 of this Lease. If Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the Security Deposit shall be returned to Tenant after the Expiration Date and after delivery of the entire possession of the Premises to Landlord. In the event of a sale of the Real Property or the Building or leasing of the Building, Landlord shall have the right to transfer the Security Deposit to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return of the Security Deposit; and Tenant agrees to look solely to the new Landlord for the return of the Security Deposit; and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new Landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Security Deposit and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Tenant specifically understands, acknowledges and agrees that the Security Deposit may be commingled with other funds.

(B). Letter of Credit. In lieu of Subsection 24(A) above, Tenant shall deliver upon execution of this Lease an irrevocable standby letter of credit (“Letter of Credit”) to Landlord in the amount equal to the total of $1,671,040.00 as security for the full and faithful performance and observation by Tenant of all covenants, agreements, warranties, conditions, terms and provisions of this Lease to be performed, fulfilled or observed by Tenant. Upon each adjustment of Fixed Rent during the term of this Lease, Tenant shall be required to increase the amount of said Letter of Credit in the amount of the difference between one (1) year’s Fixed Rent at the new rental rate and one (1) year’s Fixed Rent at the rental rate for the previous Lease Year. Landlord shall have the right, without prejudice to any other remedy, to draw upon the Letter of Credit to pay Landlord’s damages arising from, or to cure, any default of Tenant after the expiration of any applicable notice and cure periods. Tenant shall deliver to Landlord (as beneficiary) the Letter of Credit in form attached hereto as Exhibit 24.B. The Letter of Credit shall be, among other things: (i) irrevocable and unconditional; (ii) conditioned for payment solely upon presentation of the Letter of Credit and a sight draft; and (iii) transferable one or more times by Landlord without the consent of Tenant. Tenant acknowledges and agrees that it shall pay upon Landlord’s demand, as Additional Rent, any and all costs or fees charged in connection with the Letter of Credit that arise due to; (i) Landlord’s sale or transfer of all or a portion of the Building; or (ii) the addition, deletion, or modification of any beneficiaries under the Letter of Credit. The Letter of Credit shall be issued by a commercial bank or trust company satisfactory to Landlord, having banking offices at which the Letter of credit may be drawn upon in New York, New York. The Letter of Credit shall expire not earlier than twelve (12) months after the date of delivery thereof to Landlord and shall provide that same shall be automatically renewed for ten (10) successive twelve (12) month periods through a date which is not earlier than sixty (60) days after the expiration of the last Lease Year, unless written notice of nonrenewal has been given by the issuing bank to Landlord and Landlord’s attorney by registered or certified mail, return receipt requested, not less than sixty (60) days prior to the expiration of the current period. If the issuing bank does not renew the Letter of Credit, and if Tenant does not deliver a substitute Letter of Credit at least thirty (30) days prior to the expiration of the current period, then, in addition to its rights granted under the Lease, Landlord shall have the right to draw on the existing Letter of Credit. Tenant hereby agrees to cooperate, at its expense, with Landlord to promptly execute and deliver to Landlord any and all modifications, amendments, and replacements of the Letter of Credit, as Landlord may reasonably request to carry out the terms and conditions of this Article 24.

(C). Notwithstanding anything to the contrary in Section 246A, provided that Tenant is not then in default or has not been in default beyond the expiration of all applicable notice and grace periods, Landlord shall refund to Tenant the sum which equals twenty-five (25%) percent of the Security Deposit on each of the third (3rd) and sixth (6th) anniversary of the Rent Commencement Date provided that such refund shall not be made until Tenant requests same in writing.

Article 25

END OF TERM

25.1. End of Term.

On the Expiration Date, Tenant shall quit and surrender to Landlord the Premises, vacant, broom-clean, in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and otherwise in compliance with the provisions hereof. Tenant expressly waives, for itself and for any Person claiming by, through or under Tenant, any rights which Tenant or any such Person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force in connection with any holdover summary proceedings that Landlord institutes to enforce the provisions of this Article 25.

25.2. Holdover.

If vacant and exclusive possession of the Premises is not surrendered to Landlord on the Expiration Date or earlier termination of the Lease, then Tenant shall pay to Landlord on account of use and occupancy of the Premises, for each month (or any portion thereof) during which Tenant (or a Person claiming by, through or under Tenant) holds over in the Premises after the Expiration Date, an amount equal to (i) 125% of the Fixed Rent and Additional Rent for the first thirty (30) days after the Expiration Date or earlier termination of the Lease (ii) 150% of the Fixed Rent and Additional Rent for the thirty-first (31st) through sixtieth (60th) day after the Expiration Date or earlier termination of the Lease and (iii) 200% of the Fixed Rent and Additional Rent thereafter. Landlord’s right to collect such amount from Tenant for use and occupancy shall be in addition to any other rights or remedies that Landlord may have hereunder or at law or in equity (including, without limitation, Landlord’s right to recover Landlord’s damages from Tenant that derive from vacant and exclusive possession of the Premises not being surrendered to Landlord on the Expiration Date). Nothing contained in this Section 25.2 shall permit Tenant to retain possession of the Premises after the Expiration Date or limit in any manner Landlord’s right to regain possession of the Premises, through summary proceedings or otherwise. Landlord’s acceptance of any payments from Tenant after the Expiration Date shall be deemed to be on account of the amount to be paid by Tenant in accordance with the provisions of this Article 25.

Article 26

NO WAIVER

26.1. No Surrender.

(A) Landlord shall be deemed to have accepted a surrender of the Premises only if Landlord executes and delivers to Tenant a written instrument providing expressly therefor.

(B) No employee of Landlord or of Landlord’s agents shall have any power to accept the keys to the Premises prior to the Expiration Date. The delivery of such keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises. If Tenant at any time desires to have Landlord sublet the Premises on Tenant’s account, then Landlord or Landlord’s agents are authorized to receive said keys for such purpose without releasing Tenant from any of Tenant’s obligations under this Lease.

26.2. No Waiver by Landlord.

(1) Landlord’s failure to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules, shall not be deemed to be a waiver thereof. The receipt by Landlord of Rental with knowledge of the breach of any covenant of this Lease by Tenant shall not be deemed a waiver of such breach.

(2) No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or other item of Rental herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or other item of Rental, or as Landlord may elect to apply such payment. No endorsement or statement on any check or any letter accompanying any check or payment as Fixed Rent or other item of Rental shall be deemed to be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Rent or other item of Rental or to pursue any other remedy provided in this Lease or otherwise available to Landlord at law or in equity.

(B) Landlord’s failure during the Term to prepare and deliver any invoices, and Landlord’s failure to make a demand for payment under any of the provisions of this Lease, shall not in any way be deemed to be a waiver of, or cause Landlord to forfeit or surrender, its rights to collect any item of Rental which may have become due during the Term (except to the extent otherwise expressly set forth herein). Tenant’s liability for such amounts shall survive the expiration or earlier termination of this Lease.

(C) No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing signed by Landlord.

26.3. No Waiver by Tenant.

Tenant’s failure to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease on Landlord’s part to be performed, shall not be deemed to be a waiver. The payment by Tenant of any item of Rental or performance of any obligation of Tenant hereunder with knowledge of any breach by Landlord of any covenant of this Lease shall not be deemed a waiver of such breach, nor shall it prejudice Tenant’s right to pursue any remedy against Landlord in this Lease provided or otherwise available to Tenant in law or in equity. No provision of this Lease shall be deemed to have been waived by Tenant, unless such waiver is in writing signed by Tenant.

Article 27

JURISDICTION

27.1. Governing Law.

This Lease shall be construed and enforced in accordance with the laws of the State of New York.

27.2. Submission to Jurisdiction.

Tenant hereby (a) irrevocably consents and submits to the jurisdiction of any federal, state, county or municipal court sitting in the State of New York for purposes of any action or proceeding brought therein by Landlord against Tenant concerning any matters relating to this Lease, (b) irrevocably waives personal service of any summons and complaint and consents to the service upon it of process in any such action or proceeding in accordance with Article 28 hereof, (c) irrevocably waives all objections as to venue and any and all rights it may have to seek a change of venue with respect to any such action or proceedings, (d) agrees that the laws of the State of New York shall govern in any such action or proceeding and waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the State of New York, and (e) agrees that any final unappealable judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Tenant further agrees that any action or proceeding by Tenant against Landlord concerning any matters arising out of or in any way relating to this Lease shall be brought only in the State of New York, County of New York.

27.3. Waiver of Trial by Jury.

Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or for the enforcement of any remedy under any statute, emergency or otherwise. If Landlord commences any summary proceeding against Tenant, then Tenant shall not interpose any counterclaim of whatever nature or description in any such proceeding (unless such counterclaim is mandatory), and shall not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.

Article 28

NOTICES

28.1. Addresses; Manner of Delivery.

Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications given or required to be given under this Lease shall (1) be in writing, (2) be deemed sufficiently given if (a) delivered by hand (against a signed receipt), (b) sent by registered or certified mail (return receipt requested), or (c) sent by a nationally-recognized overnight courier, and (3) be addressed in each case:

If to Tenant:	dELiA*s, Inc.
50 West 23rd Street
New York, New York 10010
Attn: Legal Department

With a copy to:	Olshan Grundman Frome Rosenzweig & Wolosky, LLP
65 East 55th Street
New York, New York 10022
Attn: Steven Wolosky, Esq.

If to Landlord:	Matana, LLC
c/o The Moinian Group LLC
530 Fifth Avenue, 18th Floor
New York, NY 10036
Attn: Harry R. Dreizen, Esq. General Counsel

With a copy to:	Law Office of Jody E. Markman, PLLC
1775 Broadway, Suite 710
New York, New York 10019
Telecopy No.: (212) 447-4469
Attn: Jody E. Markman, Esq.

or to such other address or addresses as Landlord or Tenant may designate from time to time on at least ten (10) Business Days of advance notice given to the other in accordance with the provisions of this Article 28. Any such bill, statement, consent, notice, demand, request, or other communication shall be deemed to have been given (x) on the date that it is hand delivered, as aforesaid, or (y) three (3) Business Days after the date that it is mailed, as aforesaid, or (z) on the first (1st) Business Day after the date that it is sent by a nationally-recognized courier, as aforesaid. Any such bills, statements, consents, notices, demands, requests or other communications that the Person that is the property manager for the Building gives to Tenant in accordance with the terms of this Article 28 shall be deemed to have been given by Landlord (except that Landlord, at any time and from time to time, shall have the right to terminate or suspend such property manager’s right to give such bills, statements, consents, notices, demands, requests or other communications to Tenant by giving not less than five (5) days of advance notice thereof to Tenant).

Article 29

BROKERAGE

29.1. Broker.

Landlord and Tenant each represent to the other that it has not dealt with any broker, finder or salesperson in connection with this Lease other than Newmark Knight Frank LLC and Cushman & Wakefield, Inc. (the “Broker”). Landlord and Tenant represent and warrant that each party has dealt directly with (and only with), the Broker as broker in connection with this Lease, and that insofar as Landlord and Tenant knows no other broker negotiated this Lease or is entitled to any commission in connection therewith; and Landlord and Tenant covenant and agree to pay, hold harmless and indemnify each other from and against any and all cost, expense (including reasonable attorney’s fees) or liability for any compensation, commissions or charges claimed by any broker or agent, other than the Broker, with respect to this Lease or the negotiations thereof, arising from a brief of the foregoing representation, conduct or conversations provided Landlord has not dealt with such other broker or agent. Landlord agrees to pay the Broker pursuant to a separate agreement. The execution and delivery of this Lease by Landlord shall be conclusive evidence that Landlord has relied upon the foregoing representation and warranty. This Paragraph shall survive the expiration or sooner termination of this Lease.

Article 30

INDEMNITY

30.1. Tenant’s Indemnification of the Landlord Indemnitees.

(A) Subject to the terms of this Section 30.1, Tenant shall indemnify the Landlord Indemnitees, and hold the Landlord Indemnitees harmless, from and against, all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that are incurred by a Landlord Indemnitee and that derive from a claim (a “Tenant Liability Claim”) made by (x) a Permitted Party (other than Tenant) against such Landlord Indemnitee, or (y) a third party against such Landlord Indemnitee arising from or alleged to arise from:

(1) a wrongful act or wrongful omission of any Tenant Indemnitee during the Term (including, without limitation, claims that derive from a Permitted Party’s conducting such Permitted Party’s business in the Premises or from a Permitted Party’s making, or proposing to make, a Transfer in accordance with the terms hereof);

(2) an event or circumstance that occurs during the Term in the Premises or in another portion of the Building with respect to which Tenant has exclusive use pursuant to the terms hereof (subject, however, to Landlord’s rights of access under Article 9 hereof) (it being understood that Tenant’s liability under this clause (2) shall not apply to the extent that Landlord exercises Landlord’s rights under Section 17.3 hereof with respect to the Recapture Space);

(3) the breach of any covenant to be performed by Tenant hereunder;

(4) a misrepresentation made by Tenant hereunder (including, without limitation, a misrepresentation of Tenant under Section 29.1 hereof);

(5) a Compliance Challenge (or Tenant’s delaying Tenant’s compliance with a Requirement during the pendency of a Compliance Challenge); or

(6) Landlord’s cooperating with Tenant as contemplated by Section 7.4(A) hereof.

(7) Tenant, or any of Tenant’s contractors, licensees, agents, employees, invitees or visitors causing or permitting any Hazardous Substance in contravention of any applicable laws rules and regulations to be brought upon, kept or used in or about the Premises or the Real Property or any seepage, escape or release of such Hazardous Substances.

The term “Landlord Indemnitees” shall mean, collectively, Landlord, each Lessor, each Mortgagee and their respective partners, members, managers, shareholders, officers, directors, employees, trustees and agents.

(B) The term “Tenant Indemnitees” shall mean each Permitted Party and their respective partners, members, managers, shareholders, officers, directors, employees, trustees and agents.

(C) The parties intend that the Landlord Indemnitees (other than Landlord) shall be third-party beneficiaries of this Section 30.1.

30.2. Landlord’s Indemnification of the Tenant Indemnitees.

(A) Subject to the terms of this Section 30.2, Landlord shall indemnify the Tenant Indemnitees, and hold the Tenant Indemnitees harmless, from and against, all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that are incurred by a Tenant Indemnitee and that derive from a claim (a “Landlord Liability Claim”) made by a third party against such Tenant Indemnitee arising from or alleged to arise from:

(1) the breach of any covenant to be performed by Landlord hereunder;

(2) a misrepresentation made by Landlord hereunder (including, without limitation, a misrepresentation of Landlord under Section 29.1 hereof);

(3) Landlord’s failure to pay the Broker a commission or other compensation in connection herewith; or

(4) a wrongful act or wrongful omission of any Landlord Indemnitee incurred or arising from or causing or permitting any Hazardous Substance to be brought upon, kept or used in or about the Premises by Landlord.

Landlord shall not be required to indemnify the Tenant Indemnitees, and hold the Tenant Indemnitees harmless, in either case as aforesaid, to the extent that it is finally determined that the negligence or willful misconduct of a Tenant Indemnitee contributed to the loss or damage sustained by the Person making the Landlord Liability Claim.

(B) The parties intend that the Tenant Indemnitees (other than Tenant) shall constitute third-party beneficiaries of this Section 30.2.

30.3. Indemnification Procedure.

(A) If at any time a Landlord Liability Claim is made or threatened against a Tenant Indemnitee, or a Tenant Liability Claim is made or threatened against a Landlord Indemnitee, then the Person entitled to indemnity under this Article 30 (the “Indemnitee”) shall give to the other party (the “Indemnitor”) notice of such Landlord Liability Claim or such Tenant Liability Claim, as the case may be (the “Claim”); provided, however, that the Indemnitee’s failure to provide such notice shall not impair the Indemnitee’s rights to indemnity as provided in this Article 30 except to the extent that the Indemnitor is prejudiced materially thereby. Such notice shall state the basis for the Claim and the amount thereof (to the extent such amount is determinable at the time that such notice is given).

(B) The Indemnitor shall have the right to defend against the Claim using attorneys that the Indemnitor reasonably selects (it being understood that the attorneys designated by the Indemnitor’s insurer shall be deemed approved by the Indemnitee for purposes hereof). The Indemnitor’s failure to notify the Indemnitee of the Indemnitor’s election to defend against the Claim within thirty (30) days after the Indemnitee gives such notice to the Indemnitor shall be deemed a waiver by the Indemnitor of its aforesaid right to defend against the Claim.

(C) Subject to the terms of this Section 30.3(C), if the Indemnitor elects to defend against the Claim pursuant to Section 30.3(B) hereof, then the Indemnitee may participate, at the Indemnitee’s expense, in defending against the Claim. The Indemnitor shall have the right to control the defense against the Claim (and, accordingly, the Indemnitee shall cause its counsel to act accordingly). If there exists a conflict between the interests of the Indemnitor and the interests of the Indemnitee, then the Indemnitor shall pay the reasonable fees and disbursements of any counsel that the Indemnitee retains in so participating in the defense against the Claim.

(D) If the Claim is a Tenant Liability Claim, then Landlord shall cooperate reasonably with Tenant in connection therewith. If the Claim is a Landlord Liability Claim, then Tenant shall cooperate reasonably with Landlord in connection therewith.

(E) The Indemnitor shall not consent to the entry of any judgment or award regarding the Claim, or enter into any settlement regarding the Claim, except in either case with the prior approval of the Indemnitee (any such entry of any judgment or award regarding a Claim to which the Indemnitor consents, or any such settlement regarding a claim to which the Indemnitor agrees, being referred to herein as a “Settlement”). The Indemnitee shall not unreasonably withhold, condition or delay the Indemnitee’s approval of a proposed Settlement, provided that the Indemnitor pays, in cash, to the Person making the Claim, the entire amount of the Settlement contemporaneously with the Indemnitee’s approval thereof (so that neither the Indemnitor nor the Indemnitee have any material obligations regarding the applicable Claim that remain executory from and after the consummation of the Settlement). If (x) the terms of the Settlement do not provide for the Indemnitor’s making payment, in cash, to the Person making the Claim, the entire amount of the Settlement contemporaneously with the Indemnitee’s approval thereof, and (y) the Indemnitee does not approve the proposed Settlement, then the Indemnitor’s aggregate liability under this Article 30 for the Claim (including, without limitation, the costs incurred by the Indemnitor for legal costs and other costs of defense) shall not exceed an amount equal to the sum of (i) the aggregate legal costs and defense costs that the Indemnitor incurred to the date that the Indemnitor proposes such Settlement, (ii) the amount that the Indemnitor would have otherwise paid to the Person making the applicable Claim under the terms of the proposed Settlement, and (iii) the aggregate legal costs and defense costs that the Indemnitor would have reasonably expected to incur in consummating the proposed Settlement.

(F) If the Indemnitor does not elect to defend against the Claim as contemplated by this Section 30.3, then the Indemnitee may defend against, or settle, such claim, action or proceeding in any manner that the Indemnitee deems appropriate, and the Indemnitor shall be liable for the Claim to the extent provided in this Article 30.

Article 31

LANDLORD’S CONSENTS; ARBITRATION

31.1. Certain Limitations.

(A) Subject to the terms of Section 31.2 hereof, Tenant hereby waives any claim against Landlord for Landlord’s unreasonably withholding, unreasonably conditioning or unreasonably delaying any consent or approval requested by Tenant in cases where Landlord expressly agreed herein not to unreasonably withhold, unreasonably condition or unreasonably delay such consent or approval. If there is a determination that such consent or approval has been unreasonably withheld, unreasonably conditioned or unreasonably delayed, then (1) the requested consent or approval shall be deemed to have been granted, and (2) Landlord shall have no liability to Tenant for its refusal or failure to give such consent or approval, except to the extent set forth in Section 31.2(C) hereof. Tenant’s sole remedy for Landlord’s unreasonably withholding, conditioning or delaying consent or approval shall be as provided in this Article 31.

31.2. Expedited Arbitration.

(A) If (i) this Lease obligates Landlord to not unreasonably withhold, condition or delay Landlord’s consent or approval for a particular matter, (ii) Landlord withholds, delays or conditions its consent or approval for such matter, and (iii) Tenant believes that Landlord did so unreasonably, then Tenant shall have the right to submit the issue of whether Landlord unreasonably withheld, delayed or conditioned such consent or approval to an Expedited Arbitration Proceeding only by giving notice thereof to Landlord on or prior to the thirtieth (30th) day after the date that Landlord denied or conditioned such consent or approval, or the thirtieth (30th) day after the date that Tenant claims that Landlord’s delaying such consent or approval first became unreasonable, as the case may be.

(B) The sole decision to be made in the Expedited Arbitration Proceeding shall be whether Landlord unreasonably withheld, delayed or conditioned its consent with respect to the particular matter being arbitrated. If the decision in the Expedited Arbitration Proceeding is that Landlord unreasonably withheld, conditioned, or delayed consent with respect to such matter, then (i) Landlord shall be deemed to have consented to such matter, and (ii) Landlord shall execute and deliver documentation that is reasonably requested by Tenant to evidence such consent.

(C) Tenant shall have the right to institute legal proceedings in a court of competent jurisdiction against Landlord to recover the actual damages that Tenant sustains by reason of Landlord’s unreasonably withholding, conditioning or delaying Landlord’s consent or approval (in cases where Landlord agreed not to unreasonably withhold, condition or delay such consent or approval). Tenant shall not have the right to make any such recovery unless such court makes a final determination that Landlord unreasonably withheld, unreasonably delayed or unreasonably conditioned such consent or approval capriciously and arbitrarily.

(D) The term “Expedited Arbitration Proceeding” shall mean a binding arbitration proceeding conducted in The City of New York under the Commercial Arbitration Rules of the American Arbitration Association (or its successor) and administered pursuant to the Expedited Procedures provisions thereof; provided, however, that with respect to any such arbitration, (i) the list of arbitrators referred to in Section E-5(b) shall be returned within five (5) Business Days from the date of mailing; (ii) the parties shall notify the American Arbitration Association (or its successor) by telephone, within four (4) Business Days, of any objections to the arbitrator appointed and, subject to clause (vii) below, shall have no right to object if the arbitrator so appointed was on the list submitted by the American Arbitration Association (or its successor) and was not objected to in accordance with Section E-5(b) as modified by clause (i) above; (iii) the notification of the hearing referred to in Section E-8 shall be four (4) Business Days in advance of the hearing; (iv) the hearing shall be held within seven (7) Business Days after the appointment of the arbitrator; (v) the arbitrator shall have no right to award damages or vary, modify or waive any provision of this Lease; (vi) the decision of the arbitrator shall be final and binding on the parties; and (vii) the arbitrator shall not have been employed by either party (or their respective Affiliates) during the period of three (3) years prior to the date of the Expedited Arbitration Proceeding. The arbitrator shall determine the extent to which each party is successful in such Expedited Arbitration Proceeding in addition to rendering a decision on the dispute submitted. If the arbitrator determines that one (1) party is entirely unsuccessful, then such party shall pay all of the fees of such arbitrator. If the arbitrator determines that both parties are partially successful, then each party shall be responsible for such arbitrator’s fees only to the extent such party is unsuccessful (e.g., if Landlord is eighty (80%) percent successful and Tenant is twenty (20%) percent successful, then Landlord shall be responsible for twenty (20%) percent of such arbitrator’s fees and Tenant shall be responsible for eighty (80%) percent of such arbitrator’s fees).

Article 32

ADDITIONAL PROVISIONS

32.1. Tenant’s Property Delivered to Building Employees.

Any Building employee to whom any property is entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property.

32.2. Not Binding Until Execution.

This Lease shall not be binding upon Landlord or Tenant unless and until Landlord and Tenant have executed and unconditionally delivered a fully executed copy of this Lease to each other.

32.3. No Third Party Beneficiaries.

Landlord and Tenant hereby acknowledge that they do not intend for any other Person to constitute a third-party beneficiary hereof.

32.4. Extent of Landlord’s Liability.

(A) The obligations of Landlord under this Lease shall not be binding upon the Person that constitutes Landlord initially after the sale, conveyance, assignment or transfer by such Person of its interest in the Building or the Real Property, as the case may be (or upon any other Person that constitutes Landlord after the sale, conveyance, assignment or transfer by such Person of its interest in the Building or the Real Property, as the case may be), to the extent such obligations accrue from and after the date of such sale, conveyance, assignment or transfer.

(B) The members, managers, partners, shareholders, directors, officers and principals, direct and indirect, comprising Landlord shall not be liable for the performance of Landlord’s obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder.

(C) The liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Real Property and the proceeds thereof. Tenant shall not look to any property or assets of Landlord (other than Landlord’s interest in the Real Property and the proceeds thereof) in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations.

32.5. Survival.

Tenant’s liability for all amounts that are due and payable to Landlord hereunder shall survive the Expiration Date for a period of four (4) years.

32.6. Recording.

Tenant shall not record this Lease. Tenant shall not record a memorandum of this Lease. Landlord shall have the right to record a memorandum of this Lease. If Landlord submits to Tenant a memorandum hereof that is in reasonable form, then Tenant shall execute, acknowledge and deliver such memorandum promptly after Landlord’s submission thereof to Tenant.

32.7. Entire Agreement.

This Lease contains the entire agreement between the parties and supersedes all prior understandings, if any, with respect thereto. This Lease shall not be modified, changed, or supplemented, except by a written instrument executed by both parties.

32.8. Exhibits.

If any inconsistency exists between the terms and provisions of this Lease and the terms and provisions of the Exhibits hereto, then the terms and provisions of this Lease shall prevail.

32.9. Gender; Plural.

Wherever appropriate in this Lease, personal pronouns shall be deemed to include the other gender and the singular to include the plural.

32.10. Divisibility.

If any term of this Lease, or the application thereof to any Person or circumstance, is held to be invalid or unenforceable, then the remainder of this Lease or the application of such term to any other Person or any other circumstance shall not be thereby affected, and each term shall remain valid and enforceable to the fullest extent permitted by law.

32.11. Vault Space.

If (i) Tenant uses or occupies any vaults, vault space or other space outside the boundaries of the Real Property that in each case is located below grade, and (ii) such space is diminished by any Governmental Authority or by any utility company, then such diminution shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord.

32.12. Adjacent Excavation.

If an excavation is made upon land adjacent to the Building, or is authorized to be made, then Tenant, upon reasonable advance notice, shall grant to the Person causing or authorized to cause such excavation a license to enter upon the Premises for the purpose of doing such work as said Person deems necessary to preserve the Building from injury or damage and to support the same by proper foundations, without any claim for damages or indemnity against Landlord, or diminution or abatement of Rental.

32.13. Captions.

The captions are inserted only for convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision thereof.

32.14. Parties Bound.

The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.

32.15. Authority.

(A) Tenant hereby represents and warrants to Landlord that (i) Tenant is duly organized and validly existing in good standing under the laws of Delaware, and possesses all licenses and authorizations necessary to carry on its business, (ii) Tenant has full power and authority to carry on its business, enter into this Lease and consummate the transaction contemplated hereby, (iii) the individual executing and delivering this Lease on Tenant’s behalf has been duly authorized to do so, (iv) this Lease has been duly executed and delivered by Tenant, (v) this Lease constitutes a valid, legal, binding and enforceable obligation of Tenant (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Lease by Tenant will not cause or constitute a default under, or conflict with, the organizational documents of Tenant or any agreement to which Tenant is a party, (vii) the execution, delivery and performance of this Lease by Tenant will not violate any Requirement, (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Tenant for the execution, delivery and performance of this Lease have been obtained or made, and (ix) the Office of Foreign Assets Control of the United States Department of the Treasury has not listed Tenant or any of Tenant’s Affiliates, or any Person that Controls, is Controlled by, or is under common Control with Tenant, on its list of Specially Designated Nationals and Blocked Persons.

(B) Landlord hereby represents and warrants to Tenant that (i) Landlord is duly organized and validly existing in good standing under the laws of New York, and possesses all licenses and authorizations necessary to carry on its business, (ii) Landlord has full power and authority to carry on its business, enter into this Lease and consummate the transaction contemplated hereby, (iii) the individual executing and delivering this Lease on Landlord’s behalf has been duly authorized to do so, (iv) this Lease has been duly executed and delivered by Landlord, (v) this Lease constitutes a valid, legal, binding and enforceable obligation of Landlord (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Lease by Landlord will not cause or constitute a default under, or conflict with, the organizational documents of Landlord or any agreement to which Landlord is a party, (vii) the execution, delivery and performance of this Lease by Landlord does not violate any Requirement, and (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Landlord for the execution, delivery and performance of this Lease have been obtained or made.

32.16. Rent Control.

If at the commencement of, or at any time or times during, the Term, the Rental reserved in this Lease is not fully collectible by reason of any Requirement, then Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may reasonably request and as may be legally permissible to allow Landlord to collect the maximum rents which may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction prior to the expiration of the Term, (a) the Rental shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the periods following such termination, and (b) Tenant shall pay to Landlord, if legally permissible, an amount equal to the excess of (i) the items of Rental which would have been paid pursuant to this Lease but for such legal rent restriction, over (ii) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect.

32.17. Tenant’s Advertising.

Tenant shall not use a picture, photograph or drawing of the Building (or a silhouette thereof) in Tenant’s letterhead or promotional materials without Landlord’s prior approval.

Signature page to follow

IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Lease as of the date first above written.

MATANA LLC
Landlord

By:	/s/ H. Dreizen
Name:	H. Dreizen
Title:	General Counsel and Vice President

dELiA*s, Inc., Tenant

By:	/s/ Robert E. Bernard
Name:	Robert E. Bernard
Title:	Chief Executive Officer

Tenant’s Tax I.D. Number